Exhibit 10.1

CREDIT AGREEMENT

dated as of July 16, 2021

among

Skillsoft Finance I, Inc.,
as Holdings,

Skillsoft Finance II, Inc.,

as the Borrower

The Several Lenders
from Time to Time Party Hereto,

and

CITIBANK, N.A.,
as the Administrative Agent, the Collateral Agent,

--------------------------------

CITIBANK, N.A.,

BOFA SECURITIES, INC.

and

JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers and Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULES
Schedule 1.1(a)	Foreign Security Documents
Schedule 1.1(b)	Commitments of Lenders
Schedule 1.1(c)	Mortgaged Properties
Schedule 8.4	Litigation
Schedule 8.13	Subsidiaries
Schedule 8.15	Environmental
Schedule 9.14	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS
Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Credit Party Closing Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G-1	Form of Promissory Note (Initial Term Loans)
Exhibit G-2	[Reserved]
Exhibit H	Form of First Lien Intercreditor Agreement
Exhibit I	Form of Second Lien Intercreditor Agreement
Exhibit J-1	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of Non-Bank Tax Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	Form of Notice of Borrowing or Continuation or Conversion
Exhibit L	[Reserved]
Exhibit M-1	Form of Hedge Bank Designation
Exhibit M-2	Form of Cash Management Bank Designation
Exhibit N	Form of Additional Borrower Agreement
Exhibit O	Form of Prepayment Notice

-v-

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of July 16, 2021, among Skillsoft Finance I, Inc., a Delaware corporation (“Holdings”), Skillsoft Finance II, Inc., a Delaware corporation (the “Borrower”), the lending institutions from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), and CITIBANK, N.A., as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS (a) on June 14, 2020, Skillsoft (US) Corporation, a Delaware corporation (“Skillsoft U.S.”), together with its Subsidiaries and certain of its Affiliates (collectively, the “Debtors”) commenced Chapter 11 Case Nos. 20-11532 through 20-11547, as administratively consolidated at Chapter 11 Case No. 20-11532 (MFW) (collectively, the “Chapter 11 Cases” and each individually, a “Chapter 11 Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (b) on June 19, 2020, Skillsoft Canada, Ltd., in its capacity as foreign representative on behalf of the Debtors, as applicable, commenced recognition proceedings under Part IV of the CCAA (the “Canadian Recognition Proceeding”) before The Court of Queen’s Bench of New Brunswick (the “Canadian Bankruptcy Court”); and

WHEREAS, in connection with the exit from the Chapter 11 Proceedings and the Canadian Recognition Proceeding, the Bankruptcy Court entered into a confirmation order (the “Confirmation Order”) approving a plan of restructuring of the Debtors (the “Approved Plan”) and the Canadian Bankruptcy Court entered the Canadian confirmation order (the “Canadian Confirmation Order”), among other things, recognizing and giving full force and effect to the Confirmation Order in Canada;

WHEREAS, upon the entry of the Confirmation Order, the Canadian Confirmation Order and the effectiveness of the Approved Plan, certain subsidiaries of the Borrower entered into the Existing Debt Facilities, and consummated the Approved Plan and other transactions contemplated by the Existing Debt Facilities and the Approved Plan, the other transactions in connection with the foregoing, and paid the fees and expenses incurred in connection with the foregoing (collectively, the “Exit Transactions”);

WHEREAS, (a) Skillsoft Corp., a Delaware corporation (f/k/a Churchill Capital Corp II) (“SKIL”) concurrently entered into (i) an Agreement and Plan of Merger dated as of October 12, 2020 between SKIL and Software Luxembourg Holding S.A. (the “Skillsoft Merger Agreement”) and (ii) an Agreement and Plan of Merger dated as of October 12, 2020 among SKIL, Magnet Merger Sub, Inc. and Albert DE Holdings, Inc. (the “GK Merger Agreement”) and (b) Albert US Holdings, Inc., a subsidiary of Albert DE Holdings, Inc., entered into a Restructuring Support Agreement dated as of October 12, 2020 with 100% of the lenders party to certain of its existing debt facilities (the “Restructuring Support Agreement”; and, together with the Skillsoft Merger Agreement and the GK Merger Agreement, and other agreements entered into in connection therewith, the “Acquisition Related Agreements”);

WHEREAS, on June 11, 2021, SKIL consummated the transactions contemplated by the Skillsoft Merger Agreement, the GK Merger Agreement and the Restructuring Support Agreement and indirectly owns 100% of the outstanding Equity Interests of certain Subsidiaries of the Borrower (together with the payment of fees and expenses thereunder and any other transactions contemplated by the Acquisition Related Agreements, the “Acquisition Transactions”);

WHERAS, the Borrower wishes to refinance the Existing Debt Facilities with the Initial Term Loans under this Agreement and pay related fees and expenses in connection therewith;

1

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $480,000,000; and

WHEREAS, the proceeds of the Initial Term Loans will be used, together with cash on hand, to effect the Closing Date Refinancing, to provide for liquidity in the form of cash on the balance sheet of the Borrower and to pay Transaction Expenses.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section	1. Definitions

1.1               Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City, and (iii) with respect to the Initial Term Loans only, the rate per annum determined in the manner set forth in clause (e) of the definition of Eurocurrency Rate plus 1%; provided that notwithstanding the foregoing, in no event shall the ABR applicable to the Initial Term Loans at any time be less than 1.75% per annum. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate or Eurocurrency Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, any other Permitted Junior Intercreditor Agreement, any other Pari Passu Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

“Acquired Consolidated EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

2

“Acquisition Transactions” shall have the meaning set forth in the recitals hereto.

“Additional Borrower” shall have the meaning provided in Section 1.13(a).

“Additional Borrower Agreement” shall mean the Additional Borrower Agreement substantially in the form of Exhibit N.

“Additional Revolving Credit Commitment” shall have the meaning provided in Section 2.14(a).

“Additional Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed pursuant to Section 12.9.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” shall have the meaning provided in Section 13.17(b).

“Agents” shall mean the Administrative Agent, the Collateral Agent, and each Joint Lead Arranger and Bookrunner.

“Agreement” shall mean this Credit Agreement.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, corruption, economic sanctions, or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

3

“Applicable Margin” shall mean a percentage per annum equal to: (1) for Eurocurrency Loans that are Initial Term Loans, 4.75% and (2) for ABR Loans that are Initial Term Loans, 3.75%.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Additional Revolving Credit Commitments, any Class of Incremental Loans, or any Class of Loans in respect of Additional Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Joinder Agreement, (b) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (c) the Applicable Margin in respect of any Class of New Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant agreement, and (d) in the case of the Term Loans and any Class of Incremental Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” shall mean:

(i)       the sale, conveyance, transfer, or other disposition, in each case, which results in the permanent disposition of the subject property, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale Leaseback) (each a “disposition”) of the Borrower or any Restricted Subsidiary, or

(ii)       the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 10.1), whether in a single transaction or a series of related transactions, in each case, other than:

(a)       any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment (including any servers) in the ordinary course of business or any disposition of inventory, immaterial assets, or goods (or other assets) in the ordinary course of business;

(b)       the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 10.3;

(c)       the incurrence of Liens that are permitted to be incurred pursuant to Section 10.2 or the making of any Restricted Payment or Permitted Investment (other than pursuant to clause (i) of the definition thereof) that is permitted to be made, and is made, pursuant to Section 10.5;

(d)       any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than the greater of (x) $27,500,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(e)       any disposition of property or assets or issuance of securities by (1) a Restricted Subsidiary to the Borrower or (2) by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary;

4

(f)       to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)       any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(h)       foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);

(i)       sales of accounts receivable, or participations therein, and related assets or other Securitization Assets in connection with any Permitted Securitization Financing;

(j)       any financing transaction with respect to property or assets built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations permitted by this Agreement;

(k)       (1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with the Borrower or any Subsidiary and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower (or any direct or indirect parent company of the Borrower) or any Subsidiary or any of their successors or assigns;

(l)       the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m)       the licensing or sub-licensing of any Intellectual Property (whether pursuant to franchise agreements or otherwise) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(n)       the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(o)       sales, transfers, and other dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)       the lapse or abandonment of any Intellectual Property rights in the ordinary course of business, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(q)       the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(r)       dispositions of property or assets to the extent that (1) such property or asset is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

5

(s)       leases, assignments, subleases, licenses, or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; and

(t)        dispositions of non-core property or assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder.

“Asset Sale Prepayment Event” shall mean any Asset Sale subject to the Reinvestment Period allowed in Section 10.4; provided, further, that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 from the relevant Net Cash Proceeds of such Asset Sale, unless and until the amount of Net Cash Proceeds from such Asset Sale Prepayment Event, after giving effect to the reinvestment rights set forth herein, exceeds the greater of (x) $27,500,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (the “Prepayment Threshold”), and then, only such Net Cash Proceeds in excess of the Prepayment Threshold from such individual Asset Sale Prepayment Event shall be required to be applied in accordance with Section 5.2.

“Assignment and Acceptance” shall mean (i) an assignment and acceptance substantially in the form of Exhibit F, or such other form as may be approved by the Administrative Agent and (ii) in the case of any assignment of Term Loans in connection with a Permitted Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent and the Borrower in accordance with Section 2.15(a).

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by Holdings, the Borrower, or any Subsidiary (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Exchange pursuant to Section 2.15 or any Dutch auction pursuant to Section 13.6(h); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that none of Holdings, the Borrower nor any of their Affiliates may act as the Auction Agent.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), any executive officer, the Chief Executive Officer, President, the Chief Financial Officer, the Treasurer, the Controller, the Vice President-Finance, a Senior Vice President, a Director, a Manager, or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.

“Available Amount” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)       the greater of (x) $40,000,000 and (y) 22.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), plus

(b)       50% of Consolidated Net Income for the period from the first day of the fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to the applicable date of determination (the amount under this clause (b), the “Growth Amount”); provided that (x) Consolidated Net Income shall be deemed not be less than zero ($0) for any fiscal quarter and (y) use of the Growth Amount shall be subject to a Consolidated Total Debt to Consolidated EBITDA Ratio no greater than 2.50 to 1.00, plus

6

 (c)       the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Equity Interests (other than Disqualified Stock or as part of any Excluded Contribution) of the Borrower or any direct or indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed to the capital of the Borrower and (ii) the Equity Interests of the Borrower (or Holdings or any other direct or indirect parent of the Borrower) (other than Disqualified Stock of the Borrower) issued upon conversion after the Closing Date of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Credit Party or a Restricted Subsidiary of a Credit Party, in each case not previously applied for a purpose other than use in the Available Amount; plus

(d)       100% of the aggregate amount of contributions to the capital in the form of Qualified Stock (other than as part of any Excluded Contribution) of the Borrower received in cash and Cash Equivalents after the Closing Date; plus

(e)       100% of the aggregate amount received by the Borrower or any Restricted Subsidiary of the Borrower after the Closing Date in cash and Cash Equivalents from:

(A)       the sale (other than to the Borrower or any such Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B)       any dividend or other distribution by an Unrestricted Subsidiary, plus

(f)       in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 10.5(a)(iii) and clause (xiii)(b) of the definition of Permitted Investments, plus

(g)       an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary after the Closing Date in respect of any Investments made pursuant to Section 10.5(a)(iii) and clause (xiii)(b) of the definition of Permitted Investments, plus

(h)        the aggregate amount of any Retained Declined Proceeds and Retained Asset Sale Proceeds since the Closing Date, plus

(i)        without duplication, an amount equal to the Fair Market Value of any assets (including cash or Cash Equivalents) or other property of any Parent Entity that has been transferred to the Borrower or any of its Restricted Subsidiaries after the Closing Date, minus

(j)       any amount of the Available Amount used to make Investments pursuant to clause (xiii)(b) of the definition of Permitted Investments after the Closing Date and prior to such date, minus

7

(k)       any amount of the Available Amount used to pay Restricted Payments pursuant to Section 10.5(a)(iii) after the Closing Date and prior to such date, minus

(l)       without duplication, any amount of the Available Amount used to incur Indebtedness pursuant to Section 10.1(l)(ii) after the Closing Date and prior to such date, minus

(m)       any amount of the Available Amount used to incur Liens pursuant to clause (xx)(b) of the definition of Permitted Liens after the Closing Date and prior to such date.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benchmark” shall mean, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 1.19, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” shall mean, for any Available Tenor:

(1)	For purposes of Section 1.19(a), the first alternative set forth below that can be determined by the Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration; provided, that if any Available Tenor of LIBOR does not correspond to an Available Tenor of Term SOFR, the Benchmark Replacement for such Available Tenor of LIBOR shall be the closest corresponding Available Tenor (based on tenor) for Term SOFR and if such Available Tenor of LIBOR corresponds equally to two Available Tenors of Term SOFR, the corresponding tenor of Term SOFR with the shorter duration shall be applied, or

8

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 1.19(a) (which spread adjustment, for the avoidance of doubt, shall be 0.26161% (26.161 basis points); and

(2)	For purposes of Section 1.19(b), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement”, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Transition Event” shall mean, with respect to any then-current Benchmark other than LIBOR, the occurrence of one or more of the following events: a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

9

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower Materials” shall have the meaning provided in Section 13.17(b).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City or Luxembourg are authorized by law or other governmental actions to close, and, if such day relates to any interest rate settings as to a Eurocurrency Loan, any fundings, disbursements, settlements, and payments in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financing Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including capitalized software expenditures, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Cash Equivalents” shall mean:

(i)       Dollars,

(ii)       (a) Euro, Pounds Sterling, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iii)       securities issued or directly and fully and unconditionally guaranteed or insured by the United States government, Canadian government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

10

(iv)       certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of foreign banks,

(v)       repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vi)       commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,

(vii)       marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(viii)       readily marketable direct obligations issued by the federal government, any state, commonwealth, or territory of the United States, or the federal government or any province of Canada, in each case, any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(ix)       Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(x) solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xi) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

11

(xii)       investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement, is an Agent or a Lender or an Affiliate of an Agent or a Lender, (ii) with respect to any Cash Management Agreement entered into prior to the Closing Date, any Person that is an Agent or a Lender or an Affiliate of an Agent or a Lender on the Closing Date or (iii) another bank designated by the Borrower as a “Cash Management Bank” by written notice to the Administrative Agent which agrees to the provisions set forth in Section 12, as a “Secured Party”.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services) and (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements.

“CFC” shall mean any Subsidiary of any U.S. Credit Party that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holding Company” shall mean any Subsidiary of any U.S. Credit Party that has no material assets other than Capital Stock (including any indebtedness (or other instrument) treated as equity for U.S. federal income tax purposes) of one or more Subsidiaries that are CFCs.

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (i) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders or any employee benefit plan and any person acting as the trustee, agent or other fiduciary or administrator of such plan, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds the greater of 50.0% and the percentage then beneficially owned, directly or indirectly by the Permitted Holders or (ii)  Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding common Capital Stock of the Borrower, unless in the case of clause (i) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower;

12

provided that, notwithstanding the foregoing or any provision of Section 13d-3 of the Exchange Act to the contrary, (x) a transaction in which the Borrower or a Parent Entity becomes a subsidiary of another Person (such Person, the “New Parent”) shall not constitute a Change of Control if (I) Permitted Holders beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the voting Capital Stock of the Borrower immediately following the consummation of such transaction or (II) immediately following the consummation of such transaction, no Person, other than a Permitted Holder, the New Parent or any Subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than the greater of (A) 50% of the total voting power of all of the outstanding voting Capital Stock of the Borrower and (B) the percentage of the total voting power of all of the outstanding voting Capital Stock of the Borrower owned directly or indirectly by the Permitted Holders, (y) a “person” or “group” shall not be deemed to beneficially own voting Capital Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the voting Capital Stock in connection with the transactions contemplated by such agreement and (z) the right to acquire voting Capital Stock (so long as such Person does not have the right to direct the voting of the voting Capital Stock subject to such right) or any veto power in connection with the acquisition or disposition of voting Capital Stock will not cause a party to be a beneficial owner.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Additional Revolving Credit Loans, New Revolving Credit Loans, Initial Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same Series) or Extended Revolving Credit Loans (of the same Extension Series)and (ii) when used in reference to any Commitment, refers to whether such Commitment is an Additional Revolving Credit Commitment, a New Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), an Initial Term Loan Commitment, or a New Term Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 6 shall have been satisfied, which date is July 16, 2021.

“Closing Date Refinancing” shall mean the repayment, repurchase, redemption, defeasance or other discharge of the Existing Debt Facilities and termination and/or release of all security interests and guarantees in connection therewith.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged, charged, assigned or mortgaged or purported to be pledged, charged, assigned or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Citibank, N.A., as collateral agent under the Security Documents, or any successor collateral agent appointed pursuant to Section 12.9, and any Affiliate or designee of Citibank, N.A. may act as the Collateral Agent under any Credit Document.

13

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s New Revolving Credit Commitment, Extended Revolving Credit Commitment, Additional Revolving Credit Commitment, Initial Term Loan Commitment, or New Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.17.

“Company” shall have the meaning provided in the recitals to this Agreement.

“Compliance Certificate” shall mean a certificate of a responsible financial or accounting officer of Holdings or the Borrower delivered pursuant to Section 9.1(d) for the applicable Test Period.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures, customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(i)       increased (without duplication) by:

(a)       provision for (x) taxes based on income or profits or capital, including, without limitation, U.S. federal, state or non-U.S. franchise, provincial, territorial, local, unitary, excise, real estate, value added, and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations, and including any future taxes or other levies which replace or are intended to be in lieu of such taxes and interest related to such taxes or arising from tax examinations) of such Person paid or accrued during such period (including in respect of repatriated funds), including any penalties and interest related to such taxes or arising from any tax examinations, that are deducted (and not added back) in computing Consolidated Net Income and (y) without duplication of the foregoing, the amount of any distributions in respect of the foregoing items pursuant to Section 10.5(b)(15), plus

(b)       Fixed Charges of such Person for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c)       Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

14

(d)       any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not consummated and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the Loans hereunder, the Exit Transactions, the Acquisition Transactions and/or any Permitted Tax Reorganization and all Transaction Expenses, (2) such fees, expenses, or charges related to the offering of the Credit Documents and any other credit facilities, and (3) any amendment or other modification of the Loans hereunder or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e)       any other non-cash charges, including any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(f)       the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(g)       [reserved], plus

(h)       [reserved], plus

(i)       the amount of reasonably identifiable and factually supportable “run-rate” cost savings, operating expense reductions, and synergies that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or expected to be taken (in the good faith determination of the Borrower) within 18 months of the determination to take such action (including, without limitation, cost savings, operating expense reductions and synergies related to the Exit Transactions, the Acquisition Transactions, the Transactions or mergers or other business combinations, acquisitions, investments, divestitures, operating improvements, restructurings, cost savings initiatives and other similar initiatives consummated on, prior to or after the Closing Date), net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, or synergies had been realized on the first day of such period); provided that, the adjustments made pursuant to this clause (i) shall not exceed 20% of Consolidated EBITDA as calculated on a Pro Forma Basis in the applicable Test Period (which 20% cap shall be calculated after giving effect to such adjustments and shall not apply to any such amounts included in and increasing Consolidated EBITDA in the Historical Plug Numbers), plus

(j)       [reserved], plus

(k)       [reserved], plus

(l)       add-backs and adjustments of the type and nature (x) reflected in the Lender Presentation, (y) that are consistent with Regulation S-X or (z) contained in a quality of earnings report made available to the Administrative Agent in connection with a Permitted Acquisition or similar Investment (prepared by a professional firm that is (A) a nationally recognized accounting firm or (B) reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms shall be acceptable)), plus

15

(m)       [reserved], plus

(n)       [reserved], plus

(o)       cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(p)       to the extent not already included in the Consolidated Net Income, any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder;

(ii)       decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840— Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non cash gains are deducted pursuant to this clause (ii) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non cash gains received in subsequent periods to the extent not already included therein, plus

(iii)       increased or decreased by (without duplication):

(a)       any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and

(b)       any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification Topic 815—Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.

For the avoidance of doubt:

(i)       to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,

(ii)       there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired Consolidated EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired Consolidated EBITDA of any related Person or business or any Acquired Consolidated EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired Consolidated EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the acquisition thereof has been entered into, the Acquired Consolidated EBITDA of such Person or business shall not be included pursuant to this paragraph until such acquisition shall have been consummated; and

16

(iii)       to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed Consolidated EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed Consolidated EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed Consolidated EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.

Notwithstanding the foregoing, it is understood and agreed that Consolidated EBITDA shall be, at any time of determination occurring on or after the Closing Date (as calculated on a Pro Forma Basis), $46,201,000, $52,332,000, $31,395,000 and $40,770,000 for the fiscal quarters ended on or about July 31, 2020, October 31, 2020, January 31, 2021 and April 30, 2021, respectively, in each case, as may be further adjusted (without duplication) on a Pro Forma Basis, and giving pro forma effect to the Transactions and any adjustment set forth above (such amounts, the “Historical Plug Numbers”).

“Consolidated First Lien Secured Debt” shall mean Consolidated Total Debt as of such date (a) secured by a Lien on the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the Obligations and (b) not subordinated in right of payment to the Obligations, including for the avoidance of doubt, the Obligations, to the extent secured by a Lien on the Collateral on a pari passu basis with the Initial Term Loans.

“Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated First Lien Secured Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Borrower for the Test Period then last ended, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

17

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(i)       consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (b) capitalized interest to the extent paid in cash, and (c) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (1) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (2) all non-recurring cash interest expense consisting of liquidated damages or “additional interest” for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (3) non-cash interest expense attributable to a parent entity resulting from push-down accounting, but solely to the extent not reducing consolidated cash interest expense in any prior period, (4) any non-cash expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees that have been previously paid in cash, but solely to the extent not reducing consolidated cash interest expense in any prior period, (5) letter of credit fees in the nature of fronting fees or issuance fees, (6) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (7) penalties or interest related to taxes, (8) any payments with respect to make whole premiums or other breakage costs of any Indebtedness and (9) commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Permitted Securitization Financing); less

(ii)       cash interest income for such period.

It is agreed that (a) for purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP and (b) for purposes of the calculation of the Fixed Charge Coverage Ratio, Consolidated Interest Expense shall include any interest expenses with respect to Indebtedness for which the proceeds are held in Escrow (but, excluding any interest expense in respect of such Indebtedness, where such interest expense will be refinanced by, or paid with, such proceeds held in Escrow).

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(i)       any after-tax effect of extraordinary, non-recurring, or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Exit Transactions, the Acquisition Transactions, any Permitted Tax Reorganization and the Transactions), any realignment initiative related costs, charges or expenses, severance, relocation costs, curtailments, or modifications to pension and post-retirement employee benefits plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments), facility start up, transition, integration, and other restructuring and business optimization costs (including charges in connection with any integration, restructuring (including any charge relating to any tax restructuring) or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, the effect of inventory optimization programs and/or any curtailment, facility, location, branch, office or business unit closures or consolidations (including but not limited to rent termination costs, moving costs and legal costs), retention or completion costs or bonuses, severance, systems establishment costs, contract termination costs, charges related to any strategic initiative or contract, future lease commitments and excess pension charges) and Pre-Opening Expenses), closed store expenses and lease buy-out expenses, charges, reserves, or expenses (including related to acquisitions after the Closing Date and to the start-up, closure, and/or consolidation of facilities), one-time compensation charges, costs, charges or expenses relating to any audit by the Internal Revenue Service or other applicable Governmental Authority (including and costs or expenses in respect of any action or proceeding relating thereto), recruiting costs, signing, retention or completion bonuses, severance and relocation costs, one-time compensation costs, corporate development charges, costs and expenses incurred in connection with strategic initiatives, transition costs, costs and expenses incurred in connection with non-ordinary course product and intellectual property development, payments made pursuant to the terms of change in control agreements that the Borrower, a Subsidiary thereof or a Parent Entity had entered into with employees of the Borrower, a subsidiary thereof or a Parent Entity, costs and expenses resulting from any temporary closures or shutdowns, any start-up costs or expenses in connection with each newly awarded customer or supplier contract, and consulting costs related to any of the foregoing, shall be excluded,

18

(ii)       the Net Income for such period shall not include (x) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP during such period and (y) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such change or modifications specified in the foregoing clause (x) shall, in each case, be excluded,

(iii)       any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed, or discontinued operations shall be excluded,

(iv)       any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(v)       the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period or, that in the good faith determination of the Borrower, could have been paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vi)       effects of adjustments (including the effects of such adjustments pushed down to Holdings and the Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Topic 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vii)       effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Topic 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Exit Transactions, the Acquisition Transactions, any Permitted Tax Reorganization and the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

19

(viii)       (a) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Hedging Obligations pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark to market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,

(ix)       any impairment charge, asset write-off, or write-down, including pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 – Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) (including any impairment charge or write-off of goodwill and/or current assets, intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles, including arising pursuant to ASC 805) shall be excluded,

(x)       (a) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options units, restricted stock, or other rights to officers, directors, managers, or employees and (b) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(xi)       any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, disposition, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) or other non-ordinary course transaction and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xii)       accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Exit Transactions, the Acquisition Transactions, any Permitted Tax Reorganization and the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,

(xiii)       to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the determination by Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,

20

(xiv)       any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Exit Transactions, the Acquisition Transactions, any Permitted Tax Reorganization or the Transactions, or the release of any valuation allowance related to such items, shall be excluded,

(xv)       any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date shall be excluded,

(xvi)       (x) any unrealized or realized currency translation or transaction gains and losses (including currency remeasurements of Indebtedness, any currency translation gains and losses related to the translation to the presentation currency and translation of a foreign operation and any net loss or gain resulting from Hedging Agreements), (y) any realized or unrealized gain or loss in respect of (I) any obligation under any Hedging Agreement as determined in accordance with GAAP and/or (II) any other derivative instrument, pursuant to, in the case of this clause (II), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (z) unrealized gains or losses in respect of any Hedging Agreement and any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in respect of Hedging Agreements, shall be excluded,

(xvii)       any deductions attributable to minority interests or the amount of any non-controlling interest attributable to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary, excluding cash distributions in respect thereof, shall be excluded,

(xviii)       earn-out and contingent consideration obligations (including to the extent accounted for as compensation, bonuses or otherwise) shall be excluded,

(xix)       costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs shall be excluded,

(xx)       (x) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (y) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates), shall be excluded,

(xxi)       the amount of any losses arising from embedded derivatives in the customer contracts of the Borrower or a Subsidiary shall be excluded,

(xxii)       (A) the amount of board of directors fees and related indemnities and expenses paid or accrued in such period, and indemnities and expenses paid or accrued to the Initial Investor and (B) the amount of payments made to optionholders of such person or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such person or its Parent Entities, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement, shall in each case, be excluded,

21

(xxiii)       the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of such person or any of its subsidiaries or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such person or any of its subsidiaries or any Parent Entity, which payments are being made to compensate such stock appreciation or similar rights, stock option, restricted stock, phantom equity, profit interests or other interests or rights holders as though they were equityholders at the time of, and entitled to share in, such distribution (including expenses relating to distributions made to equityholders of such person or any of its subsidiaries or any Parent Entity), shall in each case, be excluded;

(xxiv)       any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, shall be excluded; and

(xxv)       the amount of loss or discount in connection with a Permitted Securitization Financing, including amortization of loan origination costs and amortization of portfolio discounts, shall be excluded.

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income shall, without duplication, (1) be increased by business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters)), (2) be increased by the aggregate amount of Securitization Fees and (3) not include any non-cash impairment charges resulting from the application of ASC Topic 350, Intangibles – Goodwill and Other and the amortization of intangibles including those arising pursuant to ASC Topic 805, Business Combinations. Unless otherwise specified, all references herein to a “Consolidated Net Income” shall refer to the Consolidated Net Income of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Secured Debt” shall mean, as of any date of determination, Consolidated Total Debt as of such date secured by a Lien on the Collateral.

“Consolidated Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Secured Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated Secured Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Borrower for the Test Period then last ended, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the then most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries delivered pursuant to Section 9.1.

22

“Consolidated Total Debt” shall mean, as of any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Financing Lease Obligations and debt obligations evidenced by bonds, notes and indentures (and excluding, for the avoidance of doubt, Hedging Obligations); provided that (x) Consolidated Total Debt shall not include any letters of credit, except to the extent of amounts that have not been reimbursed within one (1) Business Day of the due date thereunder and (y) Consolidated Total Debt shall not include Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to the relevant Person; provided further that it is understood and agreed that in any event, any proceeds of Indebtedness subject to such Escrow shall be deemed to constitute “restricted cash” for purposes of cash netting.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination, minus unrestricted cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries (other than the proceeds of any Indebtedness being incurred and giving rise to the need to calculate the Consolidated Total Debt to Consolidated EBITDA Ratio) to (ii) Consolidated EBITDA of the Borrower for the Test Period then last ended, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Consolidated Working Capital” shall mean, at any date, the excess of (i) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (ii) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding, without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Loans and Financing Lease Obligations to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) any liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (f) the effects from applying purchase accounting, (g) any accrued professional liability risks, (h) restricted marketable securities and (i) current portion of deferred revenue.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

23

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Counterparty” shall mean a Person other than a retail customer.

“Credit Documents” shall mean this Agreement, each Joinder Agreement, the Guarantees, the Security Documents, and any promissory notes issued by the Borrower pursuant hereto.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit hereunder.

“Credit Party” shall mean the Borrower, Holdings, and the other Guarantors.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(w)(i)).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default (other than any event, act, or condition that with notice or lapse of time, or both, would become an Event of Default solely as a result of Section 11.4).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of Net Cash Proceeds.

24

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Derivative Instrument” shall mean, with respect to any Person, any contract, instrument or other right to receive payment or delivery of cash or other assets (other than any such contract or instrument entered into, or any such right received (x) pursuant to bona fide market making activities or (y) in connection with bona fide hedging activities not entered into for speculative purposes) to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Loans (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Loans and/or the creditworthiness of the Borrower, its direct or indirect parent entities and/or any one or more of the Subsidiaries (the “Performance References”).

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of Holdings, or the Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 10.4.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent company of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c), (d) or (i) of the definition of Available Amount.

“Disposed Consolidated EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.

“Disqualified Institutions” shall mean such Persons (i) that have been specified in writing to the Administrative Agent and the Joint Lead Arrangers prior to June 23, 2021 as being Disqualified Institutions, (ii) who are competitors of SKIL, the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to the Administrative Agent from time to time, and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than, in the case of Affiliates of the competitors specified pursuant to clause (ii), any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) reasonably identifiable on the basis of such Affiliate’s name. Notwithstanding the foregoing, (a) each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent, in its capacity as such, shall have no liability with respect to any assignment made to a Disqualified Institution and (b) the Borrower may remove Persons as Disqualified Institutions from time to time with notice to the Administrative Agent.

25

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.

“Dollar Equivalent” shall mean, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars, as determined by the Administrative Agent on the basis of the Spot Rate (determined on the most recent date of determination) for the purchase of Dollars with such currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Early Opt-in Effective Date” shall mean, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” shall mean the occurrence of the following:

(1)        a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities in the U.S. syndicated loan market at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)       the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

26

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness as determined in a manner consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the four years following the date of incurrence thereof) payable generally by the Borrower to Lenders or other institutions providing such Indebtedness, but excluding any arrangement, commitment, structuring, ticking, agency or other similar fees payable in connection therewith that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that (x) with respect to any Indebtedness that includes a “Eurocurrency floor” or “ABR floor,” (a) to the extent that the Eurocurrency Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Eurocurrency Rate (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield and (y) the interest rate margins shall be calculated after giving effect to the then-applicable pricing “level” in any applicable pricing grid, which pricing “level” shall be determined on a Pro Forma Basis after giving effect to any Indebtedness being incurred or repaid on the date of calculation.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

27

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Investments” shall have the meaning provided in the recitals to this Agreement.

“Equity Offering” shall mean any public or private sale of common stock or preferred stock of the Borrower or any direct or indirect parent company of the Borrower (excluding Disqualified Stock), other than: (i) public offerings with respect to the Borrower’s or a direct or indirect parent thereof’s common stock registered on Form S-8, (ii) issuances to any Subsidiary of Holdings and (iii) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan (or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent or in Reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Erroneous Payment” shall have the meaning provided in Section 12.15(a).

28

“Erroneous Payment Deficiency Assignment” shall have the meaning provided in Section 12.15(d)(i).

“Erroneous Payment Impacted Class” shall have the meaning provided in Section 12.15(d)(i).

“Erroneous Payment Return Deficiency” shall have the meaning provided in Section 12.15(d)(i).

“Erroneous Payment Subrogation Rights” shall have the meaning provided in Section 12.15(e).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Escrow” shall mean an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party; provided that such Escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof.

“Eurocurrency Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” shall mean,

(a) for any Interest Period with respect to a Eurocurrency Loan, the London interbank offered rate for Dollars (“LIBOR”) administered by ICE Benchmark Administration or a comparable or successor rate, which rate is approved by the Administrative Agent, on the applicable Reuters screen page (or such other commercially available source providing such quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, notwithstanding the foregoing, in no event shall the Eurocurrency Rate applicable to the Initial Term Loans at any time be less than 0.75% per annum; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower;

“European Union Regulation” shall have the meaning given to such term in Section 8.18.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(i)       the sum, without duplication, of:

29

(a)       Consolidated Net Income for such period,

(b)       an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,

(c)       decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or Asset Sales by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(d)       an amount equal to the aggregate net non-cash loss on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(e)       cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income,

over (ii) the sum, without duplication, of:

(a)       an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, cash charges to the extent excluded in arriving at such Consolidated Net Income, and Transaction Expenses or other expenses related to the Exit Transactions or Acquisition Transactions or any Permitted Tax Reorganization to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,

(b)       without duplication of amounts deducted pursuant to clause (k) below in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long-term Indebtedness (other than revolving indebtedness) of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid other than with the proceeds of long-term indebtedness) other than intercompany loans,

(c)       the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Financing Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5, and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding all other prepayments of Term Loans made during such period, except to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or the Restricted Subsidiaries ,

(d)       an amount equal to the aggregate net non-cash gain on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(e)       increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such increases arising from acquisitions or Asset Sales by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

30

(f)       payments in cash by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(g)       without duplication of amounts deducted pursuant to clause (k) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions (but excluding Permitted Investments of the type described in clauses (i) and (ii) of the definition thereof) made during such period constituting Permitted Investments or made pursuant to Section 10.5 to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness),

(h)       the amount of dividends paid in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries to the extent such dividends were not financed with the proceeds received from (1) the issuance or incurrence of long-term Indebtedness or (2) the issuance of Capital Stock,

(i)       [reserved]

(j)       the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(k)       without duplication of amounts deducted from Excess Cash Flow in other periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with any of the proceeds received from (A) the issuance or incurrence of long-term Indebtedness (other than revolving Indebtedness) or (B) the issuance of Equity Interests); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), Capital Expenditures, or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(l)       the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(m)       cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Excluded Contribution” shall mean net cash proceeds, the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions by the Borrower, and which are excluded from the calculation set forth in clause (c), (d) or (i) of the definition of Available Amount.

31

“Excluded Property” shall mean (a) any motor vehicles, airplanes and other assets subject to certificates of title, (b) all commercial tort claims (excluding the proceeds therefrom) below $15,000,000, (c) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited or restricted thereby (excluding the proceeds therefrom), (d) pledges and security interests prohibited or restricted by any Requirements of Law (including any requirement to obtain the consent of any governmental or third party authority) or any contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 10.6 and such restriction is binding on such assets (1) on the Closing Date or (2) on the date of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 10.1(r))) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (e) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement permitted under Section 10 or create a right of termination in favor of any other party thereto (other than a Credit Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (f) any assets or property (other than Capital Stock or Stock Equivalents of a Subsidiary) acquired after the Closing Date to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, in consultation with the Administrative Agent, (g) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished by the registration of a Form C1 with the Irish Companies Registration Office, filing of a financing statement or registration under the Uniform Commercial Code, or equivalent filing in Luxembourg or by entry into the Credit Documents (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Form C1 with the Irish Companies house, filing of a financing statement or registration under the Uniform Commercial Code, or equivalent filing in Luxembourg or by entry into the Credit Documents), (h) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (i) any Excluded Stock and Stock Equivalents, (j) any cash and cash equivalents, deposit accounts, commodity accounts and securities accounts (including securities entitlements and related assets) (but, in each case, excluding cash or cash equivalents representing the proceeds of Collateral), (k) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (l) Securitization Assets sold, contributed or otherwise transferred to any Securitization Entity or otherwise pledged, factored, transferred or sold in connection with any Permitted Securitization Financing, and any other assets subject to Liens securing Permitted Securitization Financings, (m) any Third Party Funds (including any funds in Escrow), for the benefit of a Person that is not an Affiliate of any Credit Party, (n) assets where the cost of obtaining a security interest therein (including any tax effects relating thereto) exceeds the practical benefit to the Lenders afforded thereby as mutually agreed by the Borrower and the Administrative Agent and (o) any Excluded Real Property; provided, however, that Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) through (o) (unless such proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (o)).

32

“Excluded Real Property” shall mean (a) (i) on the Closing Date, each fee-owned real property with a Fair Market Value of less than $15,000,000 per property or (ii) after the Closing Date, each fee-owned real property with a purchase price of less than $15,000,000 per property, (b) any real property that is subject to a Permitted Lien of the type described in clause (ix) of the definition thereof or securing Indebtedness of the type described in Section 10.1(d), (c) any real property with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by notice to the Borrower) the cost of providing a Mortgage is excessive in view of the benefits to be obtained by the Lenders, (d) any real property acquired after the Closing Date to the extent providing a mortgage on such real property would (i) result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (ii) be prohibited or limited by any Requirements of Law (including any requirement to obtain the consent of any governmental or third party authority), or (iii) violate a contractual obligation to the owners of such real property (other than any such owners that are the Borrower or Affiliates of the Borrower) that is binding on or relating to such real property (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable regulation or statute), (e) any Real Estate that a Credit Party has leasehold interest in as tenant or which is not otherwise owned in fee, (f) any real property that is not located in the United States and (g) any real property that is located in an area determined by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) any pledge of any Capital Stock or Stock Equivalents of any Subsidiary of any U.S. Subsidiary Guarantor that is a Foreign Subsidiary or CFC Holding Company in excess of 65% of the outstanding voting Capital Stock or voting Stock Equivalents or 100% of the outstanding non-voting Capital Stock or non-voting Stock Equivalents of such Foreign Subsidiary or such CFC Holding Company, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of Permitted Lien or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not Wholly-Owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (v) any Capital Stock or Stock Equivalents of any Subsidiary that becomes a direct or indirect Subsidiary of the Borrower after the Closing Date, to the extent that the pledge of such Capital Stock or Stock Equivalents would result in materially adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) any Capital Stock or Stock Equivalents that are margin stock, (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is a captive insurance Subsidiary, an SPV or Securitization Entity and (viii) any Capital Stock or Stock Equivalents of each Subsidiary, in each case, for so long as any such Subsidiary (A) does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary or (B) is an Unrestricted Subsidiary.

33

“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (iii) (A) any Subsidiary of any U.S. Subsidiary Guarantor that is a Foreign Subsidiary, (B) any Subsidiary of a Foreign Subsidiary described in clause (A), and (C) any Subsidiary of any U.S. Credit Party that is a CFC Holding Company, (iv) any Foreign Subsidiary, except to the extent that such subsidiary is organized under the laws of Ireland or Luxembourg, (v) each Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (vi) each Subsidiary with respect to which, as reasonably determined by the Borrower, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (vii) (a) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations (including any tax effects relating thereto) shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (b) any Subsidiary that becomes a direct or indirect Subsidiary of the Borrower after the Closing Date, with respect to which providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, (viii) each Unrestricted Subsidiary, (ix) any Securitization Entity, (x) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder, (xi) each SPV or not-for-profit Subsidiary, (xii) any Foreign Subsidiary for which the providing of a guarantee would reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers (as reasonably determined by the Borrower in consultation with the Administrative Agent), (xiii) each Subsidiary with respect to which the consequence of providing a Guarantee of the Obligations exceeds the practical benefit to the Lenders afforded thereby as mutually agreed by the Borrower and the Administrative Agent and (xiv) any Subsidiary of a Subsidiary that would be an “Excluded Subsidiary” pursuant to the foregoing clauses.

34

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or any other applicable law by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its net income or net profits, franchise (and similar) Taxes (imposed in lieu of net income Taxes) or branch profits Taxes (in each case, however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 13.7 (or that designates a new lending office pursuant to a request by the Borrower) any United States federal withholding Tax imposed on amounts payable to or for the account of a Lender pursuant to laws in force at the time such Lender acquires an interest in (or becomes a party to) any Credit Document (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the applicable Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any withholding Taxes attributable to a recipient’s failure to comply with Section 5.4(e), (iv) any withholding tax due under the Luxembourg laws dated 21 June 2005 implementing (a) the EU Council Directive 2003/48/EC of 3 June 2003 on the taxation of savings income in the form of interest payments, as amended, and (b) several related agreements concluded between Luxembourg and certain associated or dependent territories of the European Union or (v) any withholding Tax imposed under FATCA.

“Existing Class” shall mean any Existing Term Loan Class.

“Existing Debt Facilities” shall mean (a) the Senior Secured Term Loan Credit Agreement, dated as of August 27, 2020, as amended by Amendment No.1 dated as October 12, 2020 and the Joinder Agreement, dated as of June 11, 2021, among a subsidiary of the Borrower, as the parent borrower, the other borrowers party thereto, the lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent and (b) the Senior Secured Second Out Term Loan Credit Agreement, dated as of August 27, 2020, as amended by Amendment No.1 dated as October 12, 2020 and the Joinder Agreement, dated as of June 11, 2021, among a subsidiary of the Borrower, as the parent borrower, the other borrowers party thereto, the lenders party thereto from time to time and Wilmington Savings Fund Society, FSB, as administrative agent and collateral agent.

“Existing Receivables Facility” shall mean the Credit Agreement (and related transaction documents) dated as of December 20, 2018 (and as amended on the Closing Date), among Skillsoft Receivables Financing LLC, as borrower, the lenders from time to time party thereto and CIT Bank, N.A., as administrative agent and collateral agent, as such facility may be further amended, restated, amended and restated, supplement or otherwise modified from time to time.

35

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(g)(i).

“Exit Transactions” shall have the meaning set forth in the recitals hereto.

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(g)(ii).

“Extended Revolving Loan Maturity Date” shall mean the date on which any tranche of Extended Revolving Credit Loans matures.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.14(g)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(g)(v).

“Extension Election” shall have the meaning provided in Section 2.14(g)(iii).

“Extension Request” shall mean a Term Loan Extension Request.

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder, official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

36

“FCPA” shall have the meaning provided in Section 8.20(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Financing Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a financing lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that (x) obligations of the Borrower or its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries, either existing as of December 15, 2018 or created thereafter that initially were not included on the consolidated balance sheet of the Borrower as financing lease obligations and were subsequently recharacterized as financing lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Borrower and its Subsidiaries were required to be characterized as financing lease obligations upon such consolidation, in either case, due to a change in accounting treatment after December 15, 2018 or otherwise shall for all purposes not be treated as Financing Lease Obligations or Indebtedness and (y) in any case, any liability of the Borrower and its Subsidiaries in respect of a lease identified as an “operating lease” by the Borrower (or a Parent Entity) on its financial statements or in other public disclosure shall be excluded from the calculation of the aggregate amount of liabilities hereunder and shall not be required to be treated as Financing Lease Obligations or Indebtedness.

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit H (or changes to such agreement that are posted to the Lenders (including through a website maintained by the Borrower, as to which all Lenders shall have access and notice of posting on such website), and not objected to in writing by the Required Lenders within five (5) Business Days of posting thereof).

“First Lien Obligations” shall mean the Obligations and the other Indebtedness, in each case, that is secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the Initial Term Loans.

“First Lien Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio shall be no greater than 3.00 to 1.00.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period then last ended to (ii) the Fixed Charges for such Test Period, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

37

(i)       Consolidated Interest Expense of such Person for such period payable in cash,

(ii)       [reserved], and

(iii)       all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Credit Party” shall mean each Guarantor that is not organized under the laws of the United States, any state thereof, or the District of Columbia.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.

“Foreign Pledge Agreement” shall mean each (a) pledge agreement executed by any Foreign Credit Party that is listed on Schedule 1.1(a) and (b) each other pledge agreement executed by any Foreign Credit Party pursuant to Section 9.12 or 9.14 in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (other than, in each case, the Irish Security Documents).

“Foreign Prepayment Event” shall have the meaning provided in Section 5.2(a)(iv).

“Foreign Security Agreement” shall mean each (a) security agreement executed by any Foreign Credit Party that is listed on Schedule 1.1(a) and (b) each other security agreement executed by any Foreign Credit Party pursuant to Section 9.12 or 9.14 in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (other than, in each case, the Irish Security Documents).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a U.S. Subsidiary.

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans.

38

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give written notice of any such election made in accordance with this definition to the Administrative Agent. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Financing Lease Obligations shall be determined in accordance with the definition of Financing Lease Obligations.

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean (i) the Guarantee made by Holdings, the Borrower and each other Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

39

“Guarantors” shall mean (i) each Subsidiary of the Borrower that is party to a Guarantee on the Closing Date, (ii) a Parent Entity or each Subsidiary of the Borrower that becomes a party to a Guarantee after the Closing Date pursuant to Section 9.11 or otherwise and (iii) Holdings; provided that (i) in no event shall any Excluded Subsidiary be required to be a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary) and (ii) in no event shall any Subsidiary that is described in clause (iii) of the definition of “Excluded Subsidiary” be a Guarantor.

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics by, any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date and (ii) any other Person that is designated by the Borrower as a “Hedge Bank” by written notice to the Administrative Agent which agrees to the provisions set forth in Section 12, as a “Secured Party”.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Historical Financial Statements” shall mean the most recent consolidated balance sheets of SKIL and its Subsidiaries that has been publicly filed pursuant to (a) a Form 10-Q and (b) a Form 10-K and the related audited consolidated statements of income and cash flow of SKIL and its Subsidiaries for the relevant fiscal period covered by such filings.

40

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (“New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any other Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not the Borrower (“Previous Holdings”); provided that (a) such New Holdings directly owns (i) 100% of the Equity Interests of the Borrower and (ii) 100% of the Equity Interests of each other direct Subsidiary of Previous Holdings which were owned by Previous Holdings immediately prior thereto, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) to the extent reasonably requested by the Administrative Agent, a customary opinion of counsel shall be delivered by the Borrower to the Administrative Agent, (d) all Capital Stock of the Borrower and each other direct Subsidiary of Previous Holdings and substantially all of the other assets of Previous Holdings are contributed or otherwise transferred, directly or indirectly, to such New Holdings and, to the extent not constituting Excluded Property, Excluded Real Property or Excluded Stock and Stock Equivalents, pledged to secure the Obligations, (e) (i) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default, (ii) such substitution does not result in any material adverse tax consequences to any Credit Party and (iii) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder) or to the Administrative Agent (unless reimbursed hereunder), and (f) no Change of Control shall occur; provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to Holdings in the Credit Documents shall be meant to refer to New Holdings.

“IFRS” shall have the meaning given such term in the definition of GAAP.

“Impacted Loans” shall have the meaning provided in Section 2.10(a).

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Incremental Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Loans” shall have the meaning provided in Section 2.14(b).

“Incremental Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“incur” shall have the meaning provided in Section 10.1.

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness (including principal and premium) of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Financing Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) obligations under or in respect of any Permitted Securitization Financing (other than a Permitted Securitization Financing pursuant to clause (c) of such definition), (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP or (7) the Indebtedness of any Person (except for purposes of calculating the Fixed Charge Coverage Ratio to the extent the interest expense in respect thereof is not covered by proceeds held in Escrow or in connection with any test date of any Limited Condition Transaction or any test related to a subsequent transaction), incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an Escrow and are not otherwise made available to such person. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

41

For all purposes hereof, the Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice.

“Indemnified Liabilities” shall have the meaning provided in Section 13.5(a).

“Indemnified Person” shall have the meaning provided in Section 13.5(a).

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Initial Investors” shall mean Churchill Sponsor II LLC and its Affiliates (excluding any of its operating portfolio companies).

“Initial Term Loans” shall have the meaning provided in Section 2.1(a).

“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) under the Caption “Initial Term Loan Commitment” as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $480,000,000.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

42

“Initial Term Loan Maturity Date” shall mean July 16, 2028 or, if such date is not a Business Day, the immediately preceding Business Day.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean U.S. and foreign intellectual property of every kind and nature now owned, or hereafter acquired by any Credit Party or Restricted Subsidiary, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, and other source indicators, and the goodwill of any of the foregoing; and (d) trade secrets, confidential, proprietary, or non-public information or data and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations, foreign counterparts, or similar legal protections related to the foregoing.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances, or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of Holdings, the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

For purposes of the definition of Unrestricted Subsidiary and Section 10.5,

(i)       Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)       any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

43

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating organization.

“Investment Grade Securities” shall mean:

(i)       securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii)       debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(iii)       investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv)       corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Irish Debenture” shall mean the debenture governed by the laws of Ireland, executed by any Foreign Credit Party incorporated in Ireland or holding assets in Ireland in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Irish Obligors” shall mean Pointwell Limited, Skillsoft Limited, Skillsoft Ireland Limited, Thirdforce Group Limited, MindLeaders Ireland Learning Limited, SSI Investments I Limited, SSI Investments II Limited and SSI Investments III Limited.

“Irish Share Charge and Security Assignment” shall mean the share charge and security assignment governed by the laws of Ireland, to be executed by any Credit Party (other than an Irish Obligor) that holds shares in an Irish Obligor or that is owed a debt by an Irish Obligor in form and substance satisfactory to the Administrative Agent and the Borrower.

“Irish Security Documents” shall mean the Irish Debenture and the Irish Share Charge and Security Assignment.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Joint Lead Arrangers and Bookrunners” shall mean Citibank, N.A., BofA Securities, Inc. and JPMorgan Chase Bank, N.A.

“Junior Debt” shall mean Indebtedness of the Borrower or any other Guarantor that either (x) is secured by the Collateral on a junior lien basis to the Liens on the Collateral securing the Initial Term Loans, (y) is unsecured or (z) by its terms, is subordinated in right of payment to the obligations of the Borrower, or such Guarantor, as applicable, under this Agreement or the Guarantee, as applicable (other than intercompany Indebtedness among the Borrower and its Subsidiaries).

44

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCA Election” shall have the meaning provided in Section 1.12(b).

“LCA Test Date” shall have the meaning provided in Section 1.12(b).

“LCT Provisions” shall mean the provisions related to Limited Condition Transactions set forth in Section 1.12.

“Legal Reservations” shall mean (a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing, (b) applicable Debtor Relief Laws, (c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void, (d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge, (e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty or considered to be interest and thus void, (f) the principle that may prohibit restrictions in relation to a voluntary prepayment of loans bearing floating rates of interest and may restrict charging prepayment fees for a voluntary prepayment of such loans, (g) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, (h) the principle that the creation or purported creation of collateral over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created, (i) similar principles, rights and defenses under the laws of any relevant jurisdiction and (j) any other matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions under this Agreement

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one business day after the date of such refusal or failure, (ii) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

45

“Lender Presentation” shall mean the lender presentation of the Borrower or an Affiliate thereof dated June, 2021.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“LIBOR” shall have the meaning provided in the definition of Eurocurrency Rate.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license to Intellectual Property be deemed to constitute a Lien.

“Limited Condition Acquisition” shall mean any acquisition by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted to be acquired by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction” shall mean (i) Limited Condition Acquisition, and (ii) any redemption, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (iii) any Restricted Payment as to which a declaration has been made.

“Loan” shall mean any Term Loan, Extended Term Loan, New Term Loan, or any other loan made by any Lender pursuant to this Agreement.

“Lux Party” shall mean any Credit Party whose place of central administration is in the Grand Duchy of Luxembourg.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the Borrower or relevant Parent Entity, whose Equity Interests are issued or traded on a public exchange on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedge Agreement.”

46

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties, or financial condition of the Borrower and its Subsidiaries, taken as a whole, that, individually or in the aggregate, materially adversely affects (i) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material IP” shall mean Intellectual Property that is material to the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole (as reasonably determined by the Borrower).

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 5.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xii) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, the New Term Loan Maturity Date, the maturity date of an Extended Term Loan or the maturity date of an Extended Revolving Credit Loan, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, (i) the amount such that, after giving effect to the incurrence of such amount the Borrower would be in compliance on a Pro Forma Basis (including any adjustments required by such definition as a result of a contemplated Permitted Acquisition or Investment and, only in the case of a simultaneous incurrence of the maximum amount permitted to be incurred under this clause (i) on the date of such incurrence together with an incurrence in reliance on clause (ii) below on such date, without giving pro forma effect to such simultaneous incurrence in reliance on clause (ii) below) with (x) in connection with the incurrence of debt that is secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Obligations, the First Lien Secured Leverage Test, (y) in connection with the incurrence of debt that is secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations, the Secured Leverage Test or (z) in connection with the incurrence of debt that is unsecured, the Total Leverage Test (in the case of each of (x), (y) or (z), assuming that all Indebtedness incurred pursuant to Section 2.14(a) or Section 10.1(x) prior to or on such date of determination would be included in the definition of Consolidated First Lien Secured Debt, Consolidated Secured Debt or Consolidated Total Debt, as applicable, whether or not such Indebtedness would otherwise be so included and assuming the Incremental Revolving Credit Commitments established at such time are fully drawn), plus (ii) the sum of (a) the greater of (x) $160,000,000 and (y) 100% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), (b) the aggregate amount of voluntary prepayments of Loans (including purchases of the Loans by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed to be the face amount of such Loans) (and in the case of any Loans that are not Term Loans, a corresponding commitment reduction), in each case, other than from proceeds of the incurrence of long-term Indebtedness and (c) without duplication of clause (b), in the case of Incremental Loans the effect of which is to effectively extend the maturity of the Term Loans or previously incurred Incremental Revolving Credit Commitments, an amount equal to the reductions in the Term Loans or Incremental Revolving Credit Commitments to be replaced by such Incremental Loans, minus (iii) the sum of (a) the aggregate principal amount of New Loan Commitments incurred pursuant to Section 2.14(a) prior to such date in reliance on clause (ii) of this proviso and (b) the aggregate principal amount of Indebtedness issued or incurred (including any unused commitments obtained) pursuant to Section 10.1(x)(i) prior to such date in reliance on clause (ii) of this proviso.

47

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of Eurocurrency Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Borrower, together with such terms and provisions as may be required by local laws, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of real estate and the improvements thereto owned in fee by a Credit Party and identified on Schedule 1.1(c), and each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.11 and 9.14.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (ii) the sum of:

(a)       the amount, if any, of all taxes (including in connection with any repatriation of funds) paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(b)       the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event and (2) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

48

(c)       the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(d)       in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries; provided that (x) any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than six (6) months following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the last day of such Reinvestment Period or, if later, six (6) months after the last day of the relevant Reinvestment Period, as applicable (such last day or six (6) month anniversary of such last day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i) and (y) provided that, to the extent any proceeds of such Asset Sale Prepayment Event are used to replenish cash or prepay any Indebtedness incurred to fund any reinvestment contemplated by this clause (c) during the six (6)-month period prior to receipt of such proceeds, such proceeds shall be deemed to have been reinvested in accordance with this clause (d) for all purposes of this Agreement,

(e)       in the case of any Asset Sale Prepayment Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof,

(f)       in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, and

(g)       all fees and out of pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of Permitted Other Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees),

49

in each case only to the extent not already deducted in arriving at the amount referred to in clause (i) above; provided that, it is agreed, with respect to any Asset Sale of the Specified Assets, the Net Cash Proceeds of such Asset Sale shall be (1) first calculated pursuant to the above definition without giving effect to clause (d) above, (2) then reduced to 33.33% of such amount pursuant to clause (1) of this proviso and (3) then calculated after giving effect to clause (d) above, and such Net Cash Proceeds calculated after giving effect to clauses (1) through (3) of this proviso, shall be subject to the provisions of Section 5.2 for such Asset Sale Prepayment Event.

“Net Short” shall mean, with respect to any Lender, as of the applicable date of determination, either (a) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Loans and other debt for borrowed money issued by or other contractual obligations of the Borrower, its direct or indirect parent entities and its Subsidiaries (with the value of the Loans and any other traded debt to be the trading price quoted by a reputable pricing source for the prior trading day and the value of any other debt for borrowed money not to exceed the trading price for any traded debt with comparable or shorter maturity and comparable or better credit support) (giving effect to any participation or other similar transfers of interest in such Loans or debt for borrowed money either held or sold by such Lender to the extent such participation or transfer does not otherwise constitute a Derivative Instrument) plus (y) the value of its Long Derivative Instruments as of such date of determination or (b) it is reasonably expected that such would have been the case were a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) or any similar or equivalent definition to have occurred with respect to the Borrower or any Guarantor immediately prior to such date of determination.

“Net Short Representation” shall have the meaning specified in Section 13.1(i)(i).

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“New Term Loan” shall have the meaning provided in Section 2.14(c).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

50

“Non-U.S. Lender” shall mean any Lender that is not a U.S. Person.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties (including Erroneous Payment Subrogation Rights) of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or under any Secured Cash Management Agreement, Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), in each case, entered into with the Borrower or any of the Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy, examinership or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Credit Document.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Regulations” shall have the meaning provided in Section 8.20(b).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any Taxes that result from an assignment, grant of a participation pursuant to Section 13.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower or Holdings or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(ii).

51

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Recipient” shall have the meaning provided in Section 12.15(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any employee benefit pension plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Requirements” shall mean the making of appropriate registrations, filings or notifications with respect to the Collateral as contemplated by (x) any legal opinion required to be delivered hereby or under the terms of any Credit Document, including the making of such filings and taking of such other actions required to be taken thereby, (y) any applicable Credit Document or (z) pursuant to applicable Requirements of Law (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each U.S. Credit Party, registration of a Form C1 with the Irish Companies Registration Office or other equivalent financing statements in Luxembourg, the filing of appropriate grants, assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, and other equivalent filings in Ireland and the European Union (other than any filings with the World Intellectual Property Organization), the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Real Estate not constituting Excluded Real Property and otherwise constituting Collateral and any other recordings, filings, registrations, notifications or other actions required to be taken in any other jurisdiction), in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the delivery to the Administrative Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Credit Documents. For the avoidance of doubt, the Borrower shall not be required to complete any filings or other action with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States, Ireland, the European Union and Luxembourg.

“Permitted Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger, amalgamating, consolidation or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in (x) any Restricted Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (y) any joint venture for the purpose of purchasing, any or all of the interests of any joint venture partner in a manner that results in such joint venture becoming a subsidiary); provided that:

(a)       such Person becomes a Restricted Subsidiary; or

(b)       such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that, in each case of clauses (a) and (b), where applicable, the requirements of Sections 9.11 and 9.14 shall have been fully satisfied with respect to such acquired assets or Person.

52

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 10.4.

“Permitted Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Exchange Securities” shall have the meaning provided in Section 2.15(a).

“Permitted Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holders” shall mean (i) the Initial Investor, (ii) members of management of Holdings or the Borrower (or their respective direct or indirect parents) who are holders of Equity Interests of the Borrower (or its direct or indirect parent company) on the Closing Date, (iii) any Person acting as an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in a public or private equity offering of any Parent Entity, (iv) any Person that has no material assets other than the Equity Interests of the Holdings, the Borrower or any Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders, beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests thereof and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member (or more favorable voting rights, in the case of any Permitted Holders specified in clause (i) or (ii)) and (2) no person or other “group” (other than the other Permitted Holders) beneficially owns more than 50% on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(i)       any Investment (x) in the Borrower or any Credit Party (y) made by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party and (z) by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that is not a Credit Party so long as, in the case of this clause (z), either (I) such Investments are made in the ordinary course of business (as reasonably determined by the Borrower) or (II) the aggregate amount of any such Investments outstanding at any time does not exceed $30,000,000;

(ii)       any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii)       (a) any transactions or Investments otherwise made in connection with the Transactions, the Acquisition Transactions or the Exit Transactions, (b) any Permitted Acquisition and (c) any Permitted Tax Reorganization;

53

(iv)       any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 10.4 or any other disposition of assets not constituting an Asset Sale;

(v)       (a) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 10.5 and (b) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date;

(vi)       any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of the Borrower of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii)       Hedging Obligations permitted under clause (j) of Section 10.1 and Cash Management Services;

(viii)       any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed the greater of (1) $35,000,000 and (2) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (viii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;

(ix)       Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c), (d), or (i), of the definition of the Available Amount;

(x)       guarantees of Indebtedness permitted under Section 10.1;

(xi)       any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 9.9 (except transactions described in clauses (b) of such paragraph);

(xii)       Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;

54

(xiii)       additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed (a) the greater of (1) $52,500,000 and (2) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (b) the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this subsection (b) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus (c) amounts reallocated from clause (9) of Section 10.5(b); provided, however, that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary;

(xiv)       Investments relating to any Securitization Entity that, in the good faith determination of the Borrower, are necessary or advisable to effect a Permitted Securitization Financing or any repurchases in connection therewith;

(xv)       advances to, or guarantees of Indebtedness of, employees not in excess of the greater of (a) $17,500,000 and (b) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(xvi)       loans and advances to officers, directors, managers, and employees for business related travel expenses, moving expenses, and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices;

(xvii)       Investments consisting of extensions of trade credit in the ordinary course of business;

(xviii)       Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xix)       non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(xx)       Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or advances made to, and guarantees with respect to obligations of franchisees, distributors, suppliers, licensors and licensees in the ordinary course of business;

(xxi)       the licensing and contribution of Intellectual Property pursuant to joint  marketing arrangements with other Persons, in the ordinary course of business;

(xxii)       Investments relating to any business operating or expected to operate in the People’s Republic of China in an amount at any one time outstanding not exceeding the greater of $18,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment; and

55

(xxiii)       subject to the LCT Provisions, other Investments, subject to no resulting Specified Event of Default; provided that after giving Pro Forma Effect to such Investments, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 2.50:1.00.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to the Liens on the Collateral securing the Term Loans (and junior to other loan obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Term Loans), either (as the Borrower shall elect) (x) the Second Lien Intercreditor Agreement if such Liens secure “Second Lien Obligations” (as defined therein) (or with changes to such agreement which is posted to the Lenders (including through a website maintained by the Borrower, as to which all Lenders shall have access and notice of posting on such website), and not objected to in writing by the Required Lenders within five (5) Business Days of posting thereof, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than the Second Lien Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, which is posted to the Lenders (including through a website maintained by the Borrower, as to which all Lenders shall have access and notice of posting on such website), and not objected to in writing by the Required Lenders within five (5) Business Days of posting thereof.

“Permitted Liens” shall mean, with respect to any Person:

(i)       pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case incurred in the ordinary course of business;

(ii)       Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, builders’ and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(iii)       Liens for taxes, assessments, or other governmental charges not yet overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or are not required to be paid pursuant to Section 8.11, or for property taxes on property the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property;

56

(iv)       Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v)       minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(vi)       Liens securing Indebtedness permitted to be outstanding pursuant to clause (a), (d), (l)(ii), (n)(i), (v), (w) or (x) of Section 10.1; provided that, (a) in the case of clause (d) of Section 10.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 10.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) [reserved]; (c) in the case of Liens securing Indebtedness constituting First Lien Obligations pursuant to this clause (vi), the applicable representative on behalf of the holders of such Indebtedness shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and (1) in the case of the first such issuance of Indebtedness constituting First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Indebtedness shall have entered into the First Lien Intercreditor Agreement and/or the Second Lien Intercreditor Agreement (or other applicable Acceptable Intercreditor Agreement) and (2) in the case of subsequent issuances of Indebtedness secured by the Collateral constituting First Lien Obligations, the representative for the holders of such Indebtedness shall have become a party to the First Lien Intercreditor Agreement and/or the Second Lien Intercreditor Agreement (or other applicable Acceptable Intercreditor Agreement) in accordance with the terms thereof; and (d) in the case of Liens on the Collateral securing Indebtedness that does not constitute First Lien Obligations pursuant to this clause (vi), the applicable representative on behalf of the holders of such Indebtedness shall enter into security documents with terms and conditions not materially more restrictive to the Credit Parties, taken as a whole, than the terms and conditions of the Security Documents and shall (x) in the case of the first such issuance of Indebtedness secured by the Collateral that does not constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Indebtedness shall have entered into the Second Lien Intercreditor Agreement (or other applicable Acceptable Intercreditor Agreement) and (y) in the case of subsequent issuances of Indebtedness secured by the Collateral that does not constitute First Lien Obligations, the representative for the holders of such Indebtedness shall have become a party to the Second Lien Intercreditor Agreement (or other applicable Acceptable Intercreditor Agreement) in accordance with the terms thereof; without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement (or other applicable Acceptable Intercreditor Agreement) contemplated by this clause (vi);

57

(vii)       subject to Section 9.14, other than with respect to Mortgaged Property, Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of $7,500,000 individually shall only be permitted if set forth on Schedule 10.2, and, in each case, any modifications, replacements, renewals, or extensions thereof;

(viii)       Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(ix)       Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x)       Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 10.1;

(xi)       Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is entered into in the ordinary course of business, and is otherwise permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;

(xii)       Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii)       leases, subleases, licenses, or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary and do not secure any Indebtedness;

58

(xiv)       Liens arising from financing statement filings or registrations regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xv)       Liens in favor of Holdings, the Borrower, or any other Guarantor;

(xvi)       Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;

(xvii)       Liens on accounts receivable and related assets and other Securitization Assets incurred in connection with a Permitted Securitization Financing;

(xviii)       Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), and (xv) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) (provided that, in the case of any such Indebtedness that is funded into Escrow, such Indebtedness may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the time of the release from Escrow of such funds (and will then be secured by assets in compliance with these provisions)), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), and (xv) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;

(xix)       deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xx)       other Liens securing obligations which do not exceed the sum of (a) the greater of (x) $50,000,000 and (y) 27.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien plus (b) the Available Amount;

(xxi)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.5 or Section 11.10;

(xxii)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii)       Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

59

(xxiv)       (a) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement and (b) Liens on funds held in Escrow securing Indebtedness or obligations in respect of such funds;

(xxv)       Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi)       Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxvii)       Liens (a) solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(xxviii)       rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix)       restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(xxx)       security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi)       zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii)       Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiii)       Liens arising under the Security Documents;

(xxxiv)       Liens on goods purchased in the ordinary course of business the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings, the Borrower or any of their Subsidiaries;

60

(xxxv)       (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures;

(xxxvi)       Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii)        with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law;

(xxxviii) Liens securing Ratio Debt (other than Ratio Debt that is unsecured) permitted under Section 10.1; provided that to the extent such Liens encumber any portion of the Collateral and any such Indebtedness that is pari passu or junior in right of security with respect to the Obligations hereunder (x) in the case of subsequent issuances of Secured Ratio Debt that are secured by Liens on the Collateral pari passu with the Liens on the Collateral securing the Obligations, the representative for the holders of such Indebtedness shall have become a party to the First Lien Intercreditor Agreement and/or the Second Lien Intercreditor Agreement (or other applicable Acceptable Intercreditor Agreement) in accordance with the terms thereof and (y) in the case of Secured Ratio Debt that is secured by Liens on the Collateral junior to the Liens on the Collateral securing the Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Secured Ratio Debt shall have entered into the Second Lien Intercreditor Agreement; or, in each case, otherwise be subject to (or other applicable Acceptable Intercreditor Agreement), and each of the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement or any other Acceptable Intercreditor Agreement contemplated by this clause (xxxviii);

(xxxix) Liens securing Priority Obligations;

(xl) The reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein;

(xli) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xlii) Liens under extended retention of title arrangements (verlängerter Eigentumsvorbehalt) under German law;

(xliii) Liens arising under (x) the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to accounts in Germany and (y) the general terms and conditions of banks in relation to accounts in Belgium; and

61

(xliv) Liens securing Indebtedness or other obligation (i) of the Borrower or a Subsidiary in favor of the Borrower or any Credit Party that is a Restricted Subsidiary of the Borrower and (ii) of any Subsidiary that is not a Credit Party in favor of any Subsidiary that is not a Credit Party; and

(xlv) Liens with respect to property or assets of any Subsidiary that is not a Credit Party securing Indebtedness or other obligations of a Restricted Subsidiary that is not a Credit Party permitted under Section 10.1.

For purposes of this definition, the term Indebtedness shall be deemed to include interest on such Indebtedness.

“Permitted Other Indebtedness” shall mean subordinated or senior Indebtedness incurred by a Credit Party (which Indebtedness may (i) be unsecured, (ii) have the same lien priority on the Collateral as the Obligations (without regard to control of remedies); or (iii) be secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations, in each case issued or incurred by the Borrower or other Guarantor, (a) other than with respect to customary bridge loans (as reasonably determined by the Borrower), the terms of which do not provide for any scheduled repayment, mandatory repayment, or redemption or sinking fund obligations prior to, at the time of incurrence, the Latest Term Loan Maturity Date (other than, in each case, customary offers or obligations to repurchase upon a change of control, asset sale, or casualty or condemnation event, AHYDO payments and customary acceleration rights after an event of default), (b) other than for covenants applicable only to periods after the then Latest Term Loan Maturity Date, the covenants of such Permitted Other Indebtedness which are either (w) reasonably acceptable to the Administrative Agent, (x) substantially similar to the material terms of the Initial Term Loans, (y) on then market terms (as reasonably determined by the Borrower) or (z) when taken as a whole, no more restrictive (as determined by the Borrower in good faith) to the Borrower and its Subsidiaries, taken as a whole, than those applicable to the Initial Term Loans; it being understood and agreed that such Permitted Other Indebtedness may be incurred (and shall be deemed acceptable to the Administrative Agent) if such more restrictive covenant is added (only for the period prior to the then Latest Term Loan Maturity Date) for the benefit of the Initial Term Loans; provided that the addition of such more restrictive covenant shall not require the consent of the Administrative Agent or any other Secured Party (and may be implemented with only the Borrower and the lenders providing such Permitted Other Indebtedness); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within two Business Days after receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) of which no Subsidiary of the Borrower (other than a Guarantor, or a Person that is required to become a Guarantor) is an obligor, and (d) that, if secured, is not secured by a lien on any assets other than the Collateral (or assets that are required to become Collateral) (provided that, in the case of any such Indebtedness that is funded into Escrow pursuant to customary escrow arrangements, such Indebtedness may be secured by the applicable funds and related assets held in Escrow (and the proceeds thereof) until the time of the release from Escrow of such funds (and will then be secured by assets in compliance with this clause (d))).

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with the Liens on the Collateral securing the Term Loans (and other loan obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Term  Loans), either (as the Borrower shall elect) (x) the First Lien Intercreditor Agreement (or with changes to such agreement that is posted to the Lenders (including through a website maintained by the Borrower, as to which all Lenders shall have access and notice of posting on such website), and not objected to in writing by the Required Lenders within five (5) Business Days of posting thereof), (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the First Lien Intercreditor Agreement (as determined by the Borrower in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, which is posted to the Lenders (including through a website maintained by the Borrower, as to which all Lenders shall have access and notice of posting on such website), and not objected to in writing by the Required Lenders within five (5) Business Days of posting thereof.

62

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between the Borrower and a Restricted Subsidiary is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary or (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed the greater of (a) $30,000,000 and (b) 17.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), the board of directors (or analogous governing body) of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Securitization Documents” shall mean all documents and agreements evidencing, relating to, contemplated by or otherwise governing a Permitted Securitization Financing, including each Hedging Agreement, management agreement, back-up management agreement, Servicing Arrangement, other servicing agreement or Permitted Securitization Guarantee entered into in connection therewith.

“Permitted Securitization Financing” shall mean (a) one or more transactions pursuant to which (i) Securitization Assets or interests therein are or have been sold, contributed or otherwise transferred to, whether directly or indirectly (including by way of the transfer of the Equity Interests of the entity holding such Securitization Assets), or financed by, one or more Securitization Entities and (ii) such Securitization Entities finance (or refinance) such Securitization Assets or interests therein, whether for the purpose of acquiring such Securitization Assets, providing financing in respect thereof or otherwise, by selling, otherwise transferring or borrowing against Securitization Assets (including bridge, conduit and warehouse financings and “whole-business” securitizations, whether “royalty-only” or securitizing “company-owned store”, “distribution or other profit margin” or other assets, in each case, which financings may or may not be syndicated or rated), (b) the Existing Receivables Facility or one or more other transactions pursuant to which Receivables Assets or interests therein are or have been sold or otherwise transferred by the Borrower, a Restricted Subsidiary or a Securitization Entity in the form of receivables purchase/sale, factoring agreements or other similar transactions customary with respect to Securitization Assets, in each of the cases set forth in clauses (a) and (b) above, pursuant to Permitted Securitization Documents and provided, that recourse to the Borrower or any Restricted Subsidiary (other than the Securitization Entities) in connection with such transactions shall be limited to the extent customary (as determined by the Borrower in good faith) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” and/or “substantive non-consolidation” opinion with respect to any transfer by the Borrower or any Restricted Subsidiary (other than a Securitization Entity)) or (c) any securitization or receivables financing, that is recourse to the Borrower or any Credit Party, with an aggregate principal amount not in excess of the greater of (i) $18,000,000 and (ii) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis).

63

“Permitted Securitization Guarantee” shall mean a performance guaranty or other customary Guarantee or indemnification, contribution or other contractual obligations or undertakings provided by the Borrower, a Restricted Subsidiary or an Affiliate thereof in connection with a Permitted Securitization Financing; provided that the foregoing shall not materially impair the status of any Securitization Entity as such including the delivery of customary “true sale”/”absolute transfer” and/or “substantive non-consolidation” opinions in respect thereof.

“Permitted Tax Reorganization” shall mean any reorganization or other activities of any of the Borrower and/or its Subsidiaries implemented (a) in order to optimize the tax position of such entities or any parent thereof (as reasonably determined by the Borrower in good faith) or otherwise related to tax planning and tax reorganization and/or (b) in connection with the consummation of any Permitted Acquisition, in each case of clauses (a) and (b), so long as such reorganization and/or activities do not materially impair any Guarantee or security interests of the Lenders and is otherwise not materially adverse to the Lenders in their capacity as such, taken as a whole (as reasonably determined by the Borrower in good faith), and after giving effect to such restructuring, the Credit Parties and their Restricted Subsidiaries otherwise comply with the requirements of Section 9.14.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 13.17(a).

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the eighth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred that are classified as “pre-opening expenses”. “re-opening expenses”, “opening costs” or “re-opening costs” (or any similar or equivalent caption) and shall include, without limitation, the amount of expenses of the Borrower and the Subsidiaries in connection with the re-modeling and re-opening of any location.

“Prepayment Event” shall mean any Asset Sale Prepayment Event or Debt Incurrence Prepayment Event.

“primary obligor” shall have the meaning provided such term in the definition of Contingent Obligations.

64

“Priority Obligation” shall mean any obligation that is secured by a Lien on any Collateral in favor of a Governmental Authority, which Lien pursuant to applicable Requirements of Law ranks or is capable of ranking prior to or pari passu with the Liens thereon created by the applicable Security Documents, including any such Lien securing amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, other Taxes, workers compensation, government royalties and stumpage or pension fund obligations.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired Consolidated EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired Consolidated EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (i) actions that have been taken or substantial steps with respect to which have been taken during such Post-Acquisition Period or (ii) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (a) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition or the fair market value of the Converted Restricted Subsidiary was less than $35,000,000 and (b) so long as such actions are taken or substantial steps with respect to which are to be taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired Consolidated EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired Consolidated EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired Consolidated EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance,” and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made, (ii) pro forma effect shall be given to the amount of “run-rate” contributions of new contracts (or amendments to, or new locations or other revenue streams under, existing contracts) entered into during the period (whether in respect of existing or new counterparties), (iii) [reserved], (iv) in making any determination on a Pro Forma Basis in connection with any Investment or Disposition made in connection with a Permitted Securitization Financing (including by way of the transfer of the Equity Interests of the entity holding such Securitization Assets), pro forma effect shall be given to (a) any Securitization Fees as if such Securitization Fees have been received by the Borrower or a Restricted Subsidiary over the relevant period in an amount determined in good faith by the Borrower and (v) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest determined pursuant to Section 1.12); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments in this clause (v) may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to operating expense reductions that are (x) projected in good faith to be realized as a result of specified actions that have been taken or are expected to be taken during the 18 months following the relevant transaction or (y) otherwise consistent with the definition of Pro Forma Adjustment.

65

“Pro Forma Entity” shall have the meaning provided in the definition of the term Acquired Consolidated EBITDA.

“Pro Forma Financial Statements” shall have the meaning provided in Section 6.10.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 9.1(c).

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness for borrowed money (other than the Obligations) of any Credit Party or Restricted Subsidiary thereof for the payment of all or any part of the purchase price of any equipment, real property or other fixed assets, (ii) any Indebtedness for borrowed money (other than the Obligations) of the Borrower incurred at the time of or within thirty (30) days prior to or thirty (30) days after the acquisition of any equipment, real property or other fixed assets for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capitalized lease or otherwise), and (iii) any renewals or extensions of the foregoing.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Qualifying IPO” shall mean the issuance by the Borrower or any Parent Entity (to the extent any proceeds thereof is contributed to the Borrower) of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.

“Ratio Debt” shall have the meaning provided in Section 10.1.

66

“Real Estate” shall mean land, buildings, facilities and improved owned or leased by Holdings, the Borrower or any Restricted Subsidiary.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Restricted Subsidiary.

“Refinanced Term Loans” shall have the meaning provided in Section 13.1(f).

“Refinancing Indebtedness” shall have the meaning provided in Section 10.1(m).

“Refunding Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 12 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, or leaching into the environment.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

67

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loans” shall have the meaning provided in Section 13.1(f).

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to DOL Reg. § 4043.

“Required Lenders” shall mean, at any date, (i) Non-Defaulting Lenders having or holding a majority of the sum of (a) the Adjusted Total Term Loan Commitment at such date, and (b) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (ii) if the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans (excluding the Loans of Defaulting Lenders) in the aggregate at such date.

“Required Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Term Loan Commitment at such date and (ii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 12.9(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 10.5(a).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

68

“Retained Asset Sale Proceeds” shall mean any Net Cash Proceeds from an Asset Sale Prepayment Event that is not required to be applied as a mandatory prepayment pursuant to either (x) the definition of an Asset Sale Prepayment Event or as a result of the application of the provisions of Section 5.2.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Retired Capital Stock” shall have the meaning provided in Section 10.5(b)(2).

“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Extended Revolving Credit Loan, (ii) Incremental Revolving Credit Loan, and (iii) Additional Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Sanction(s)” shall mean any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean a First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit I (or with changes to such agreement , which is posted to the Lenders (including through a website maintained by the Borrower, as to which all Lenders shall have access and notice of posting on such website), and not objected to in writing by the Required Lenders within five (5) Business Days of posting thereof).

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(g)(iv).

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings, the Borrower or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower, or any Restricted Subsidiary and any Hedge Bank, which is specified in writing by the Borrower to the Administrative Agent as constituting a “Secured Hedge Agreement” hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”.

69

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Secured Debt to Consolidated EBITDA Ratio shall be no greater than 3.75 to 1.00.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement with the Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with the Borrower or any Restricted Subsidiary and each sub-agent pursuant to Section 12 appointed by the Administrative Agent with respect to matters relating to the Credit Facilities or the Collateral Agent with respect to matters relating to any Security Document.

“Secured Ratio Debt” shall have the meaning provided in Section 10.1.

“Securitization Assets” shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by or intended to be transferred to (as the context requires in respect of a Permitted Securitization Financing) the Securitization Entities or in which any Securitization Entity has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) franchise fees, royalties and other similar payments made related to the use of trade names and other Intellectual Property, business support, training and other services, (c) revenues related to distribution and merchandising of the products of, or otherwise related to the services provided by, the Securitization Entities, (d) rents, real estate Taxes and other non-royalty amounts due from franchisees, (e) [reserved], (f) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, (g) any Equity Interests of any (i) Securitization Entity, (ii) Subsidiary of a Securitization Entity or (iii) Subsidiary that holds solely Securitization Assets (other than Equity Interests described separately under this clause (g)) designated as such by the Borrower for the purpose of effecting the transfer of such Securitization Assets by way of transferring such Equity Interests in connection with a Permitted Securitization Financing, and, in each case, any rights under any limited liability company agreement, trust agreement, shareholders’ agreement, limited partnership agreement, by-laws, operating agreement, organizational, constituent or formation documents or any other agreement entered into in furtherance of the organization of such entity, (h) any equipment, contractual rights, website domains and associated property and rights necessary for a Securitization Entity to operate in accordance with its stated purposes; (i) any rights and obligations associated with gift card or similar programs, and (j) other assets and property (or proceeds of such assets or property) to the extent customarily included in any securitization of assets described in the preceding clauses (a) through (i) or for which credit may be given in securitization transactions of the relevant type including in respect of bridge, conduit and warehouse financings and “whole-business” securitizations in the applicable jurisdictions (as determined by the Borrower in good faith).

“Securitization Entity” shall mean any direct or indirect Subsidiary of the Borrower established or designated by the Borrower as such in connection with a Permitted Securitization Financing (including by way of the transfer of the Equity Interests of the entity holding such Securitization Assets) for the purpose of (i) holding, transferring, borrowing against, servicing, providing financing for or providing a security interest in respect of Securitization Assets or interests therein, (ii) holding Equity Interests in any Securitization Entity or (iii) guaranteeing the obligations of a Securitization Entity, and which in each case is organized in a manner (as determined by the Borrower in good faith) intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of its Restricted Subsidiaries or other subsidiaries in the event the Borrower or any such Restricted Subsidiary or other subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law) and (c) any subsidiary of a Securitization Entity.

70

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Restricted Subsidiary of the Borrower in connection with any Permitted Securitization Financing.

“Security Documents” shall mean, collectively, the U.S. Pledge Agreement, the Foreign Pledge Agreements, the Irish Security Documents, the U.S. Security Agreement, the Foreign Security Agreements, the Mortgages, if executed, any Acceptable Intercreditor Agreement, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12, or 9.14 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.

“Series” shall have the meaning provided in Section 2.14(a).

“Servicing Arrangement” shall mean each agreement or other arrangement under which the Borrower, a Restricted Subsidiary, a Securitization Entity or an Affiliate thereof is engaged to service or manage Securitization Assets (or proceeds thereof) in connection with a Permitted Securitization Financing, which servicing or management activities may include collection services in respect of Receivables Assets, the servicing or management of Securitization Assets and the sale, purchase or other transfer thereof, and the administration of bank accounts.

“Short Derivative Instrument” shall mean a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations by the holder of such Derivative Instrument generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations by the holder of such Derivative Instrument generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” shall mean, at any date of determination, (a) the Borrower, (b) Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP and (c) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 11.5 would constitute a “Significant Subsidiary” under clause (b) above.

“Similar Business” shall mean (a) any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto, (b) any business (i) that is a natural outgrowth or reasonable extension, development or expansion of any such business or (ii) in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries and/or (c) a Person conducting a business, service or activity specified in clauses (a) or (b), and/or any Subsidiary thereof. For the avoidance of doubt, any Person that invests in or owns Equity Interests or Indebtedness of another Person that is engaged in a Similar Business shall be deemed to be engaged in a Similar Business.

71

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time.

“Sold Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (ii) the fair value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis; (iii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

“Specified Assets” shall mean the Person and its assets identified by the Borrower to the Administrative Agent on the Closing Date in a written notice, which may be disclosed by the Administrative Agent to Lenders upon request.

“Specified Event of Default” shall mean an Event of Default under Section 11.1 (other than with respect to payment of expenses for which there is a good faith dispute) and 11.5 (solely with respect to the Borrower).

“Specified Representations” shall mean the representations and warranties with respect to the Borrower set forth in Sections 8.1(a), 8.2, (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 8.3(c) (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 8.5, 8.7, 8.17, 8.20 (a) through (c), and 8.21.

“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition), any asset sale, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, New Term Loan, Incremental Revolving Credit Commitment, cost saving initiative, other initiative or other event or action that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York City time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

72

“SPV” shall have the meaning provided in Section 13.6(g).

“SSI II” shall mean SSI Investments II Limited, a company organized under the laws of Ireland.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (ii) any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity or (iii) in the case of any Credit Party incorporated in Ireland, any subsidiary of that Credit Party within the meaning of Section 7 of the Companies Act 2014 of Ireland. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, New Term Loan Commitment with respect to any Series and Replacement Term Loan Commitment with respect to any Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14(g)(i).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans, any New Term Loans, any Replacement Term Loans, and any Extended Term Loans, collectively.

“Term SOFR” shall mean, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

73

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials shall have been delivered (or required to be delivered) to the Administrative Agent (or, before the first delivery of Section 9.1 Financials, the most recent period of four fiscal quarters at the end of which financial statements are available) or, at the election of the Borrower, are internally available and have been delivered to the Administrative Agent.

“Threshold Amount” shall mean the greater of (a) $52,500,000 and (b) 30.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis).

“Title Policy” shall have the meaning provided in Section 9.14(c).

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (i) the Total Term Loan Commitment at such date, and (ii) without duplication of clause (i), the aggregate outstanding principal amount of all Term Loans at such date.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Leverage Test” shall mean, as of any date of determination, with respect to the last day of the most recently ended Test Period, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be no greater than 4.50 to 1.00.

“Total Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments, and the New Term Loan Commitments, if applicable, of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by any Parent Entity, Holdings, the Borrower, or any of their respective Affiliates in connection with the Transactions, this Agreement, the other Credit Documents, and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Closing Date Refinancing, any other repayment, repurchase, prepayment, or defeasance of Indebtedness of Holdings or any of its Subsidiaries in connection therewith, the consummation of any other transactions in connection with the foregoing (including the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses), including to fund any original issue discount or upfront fees).

“Transferee” shall have the meaning provided in Section 13.6(e).

“Transformative Transaction” shall mean any acquisition, investment, sale or other transaction by Holdings, the Borrower or any other Restricted Subsidiary that (a) is not permitted by the terms of the Credit Documents immediately prior to the consummation of such acquisition, investment or other transaction and/or (b) involves consideration in excess of $175,000,000.

“Type” shall mean (i) as to any Term Loan, its nature as an ABR Loan or a Eurocurrency Loan and (ii) as to any Revolving Loan, its nature as an ABR Loan or a Eurocurrency Rate Revolving Credit Loan.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

74

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary); provided that:

(a)       such designation complies with Section 10.5; and

(b)       each of (1) the Subsidiary to be so designated and (2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary;

provided further that, in no event shall (x) any Credit Party be permitted to dispose of any Material IP to any Unrestricted Subsidiary or (y) any Restricted Subsidiary that owns or is the exclusive licensee of any Material IP be permitted to be designated as an Unrestricted Subsidiary.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, subject to compliance with the other provisions of this Agreement.

“Unsecured Ratio Debt” shall have the meaning provided in Section 10.1.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Credit Parties” shall mean Holdings, the Borrower and any other U.S. Subsidiaries that are Guarantors.

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“U.S. Person” shall mean any Person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” shall mean the Pledge Agreement, entered into by the U.S. Credit Parties party thereto, the other parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“U.S. Security Agreement” shall mean the Security Agreement entered into by the U.S. Credit Parties party thereto, the other parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.

75

“U.S. Subsidiary” shall mean any Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“U.S. Subsidiary Guarantor” shall mean any Guarantor that is a U.S. Subsidiary.

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

1.2               Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

76

(h) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i) All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.3               Accounting Terms.

(a)                Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.

(b)                Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Fixed Charge Coverage Ratio, the First Lien Secured Leverage Test and the Secured Leverage Test shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

(c)                Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(d)                Notwithstanding any changes in GAAP after December 15, 2018, any lease of the Borrower and its Subsidiaries, or of a special purpose or other entity not consolidated with the Borrower and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on December 15, 2018 (whether such lease is entered into before or after December 15, 2018) shall not constitute Indebtedness or a Financing Lease Obligation of the Borrower or any Subsidiary under this Agreement or any other Credit Document as a result of such changes in GAAP. Notwithstanding the foregoing, the amount of any Indebtedness, including Consolidated Debt, shall mean the aggregate principal amount of such Indebtedness then outstanding.

1.4               Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5               References to Agreements Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirement of Law.

77

1.6               Exchange Rates.

(a)                Notwithstanding the foregoing, for purposes of any determination under Section 9, Section 10 or Section 11 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Restricted Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Restricted Investment is incurred or Asset Sale or Restricted Payment made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt or Consolidated First Lien Secured Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 9.1 Financials.

(b)                Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.7               Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission, or any other matter related to the rates in the definition of Eurocurrency Rate or with respect to any comparable or successor rate thereto.

1.8               Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9               Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10           Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

78

1.11           Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 9.9 or any clause or subsection of Sections 10.1, 10.2, 10.3, 10.4 or 10.5 then, such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant sections as determined by the Borrower in its sole discretion at such time. For purposes of determining compliance at any time with Sections 10.1, 10.2, 10.3, 10.4 or 10.5, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness or portion thereof, as applicable, at any time meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Section (each of the foregoing, a “Reclassifiable Item”), the Borrower, in its sole discretion, may, from time to time, divide, classify or reclassify such Reclassifiable Item (or portion thereof) under one or more clauses of each such Section and will only be required to include such Reclassifiable Item (or portion thereof) in any one category so long as such Reclassifiable Items would be permitted under such other exception at the time of such redesignation; provided, that upon delivery of any financial statements pursuant to Section 9.1(a) or (b) following the initial incurrence or making of any such Reclassifiable Item, if such Reclassifiable Item could, based on such financial statements, have been incurred or made in reliance on any “ratio-based” basket, such Reclassifiable Item shall automatically be reclassified as having been incurred or made under the applicable provisions of such “ratio-based” basket, as applicable (in each case, subject to any other applicable provision such “ratio-based” basket, as applicable). It is understood and agreed that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness or portion thereof, as applicable need not be permitted solely by reference to one category of permitted any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness or portion thereof, as applicable under Sections 10.1, 10.2, 10.3, 10.4 or 10.5, respectively, but may instead be permitted in part under any combination thereof or under any other available exception. Anything to the contrary notwithstanding, Indebtedness under Credit Documents and any Refinancing Indebtedness thereof (or successive Refinancing Indebtedness thereof) shall at all times be deemed to have been incurred under Section 10.1(a) and shall not be reclassified.

1.12           Pro Forma and Other Calculations.

(a)                For purposes of calculating the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio, Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period.

79

(b)                Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, and operating expense reductions resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such cost savings and operating expense reductions are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i)       determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio, Fixed Charge Coverage Ratio or other financial ratio;

(ii)       testing availability under baskets set forth in this agreement (including baskets measured as a percentage of Consolidated EBITDA);

(iii)       determining compliance with any provision of this Agreement which requires that no Default or Event of Default (or Specified Event of Default) or other default or event of default has occurred, is continuing or would result therefrom; or

(iv)       determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCA Test Date”), (x) the definitive agreement for such Limited Condition Acquisition is entered into (or, in respect of any transaction described in clauses (ii) or (iii)  of the definition of “Limited Condition Transaction,” delivery of irrevocable notice, declaration of dividend or similar event), and not at the time of consummation of such Limited Condition Transaction or (y) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law in another jurisdiction), the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (a “Public Offer”) in respect of a target of such acquisition, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with (the “LCT Provisions”). For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Credit Parties or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Credit Parties, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

80

In connection with any action being taken in connection with a Limited Condition Transaction (including the incurrence of any Indebtedness and/or any Lien in connection therewith), for purposes of determining compliance with any provision of this Agreement which requires that (i) no Default, Event of Default, Specified Event of Default or any other default or event of default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default, Specified Event of Default or such other default or event of default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into and (ii) any representation or warranty be required to be true and correct as of the consummation of any Limited Condition Transaction, the relevant representation and warranty shall be limited to (x) the Specified Representations (as modified appropriately for the relevant Limited Condition Transaction) being true and correct as of such date and (y) the representations and warranties made by the target in the applicable acquisition agreement that are material to the interests of the Lenders (in their capacities as such) (but only to the extent that the Borrower (or its applicable affiliate) has the right to terminate its obligations under the relevant acquisition or transaction agreement or decline to consummate the acquisition as a result of a breach of such representations in the acquisition agreement) shall be true and correct in all material respects.  For the avoidance of doubt, if the Borrower has exercised its option under this Section 1.12, and any Default, Event of Default, Specified Event of Default or other default or event of default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default, Specified Event of Default or default or event of default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

81

(c)                Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(d)                Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.

(e)                Notwithstanding anything in this Agreement or any Credit Document to the contrary, with respect to any Lien, Indebtedness, Disposition, Investment, Restricted Payment, or other transaction, action or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio, Fixed Charge Coverage Ratio and/or other financial ratio (any such amount, including any amount drawn under any revolving facility substantially concurrently with the transaction giving rise to the use of the relevant Incurrence-Based Amount, a “Fixed Amount”)) substantially concurrently with any amount incurred or transaction entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, including clause (i) of the Maximum Incremental Facilities Amount, the “Incurrence-Based Amounts”) under the same covenant, it is understood and agreed that, (i) any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount in connection with such substantially concurrent incurrence under the same covenant and (ii) except as provided in clause (i), pro forma effect will be given to the entire transaction and/or incurrence.

(f)                 The increase in any amount secured by any Lien by virtue of the accrual of interest, the accretion of accreted value, the payment of interest or a dividend in the form of additional Indebtedness, amortization of original issue discount and/or any increase in the amount of Indebtedness outstanding solely as a result of any fluctuation in the exchange rate of any applicable currency will not be deemed to be the granting of a Lien for purposes of Section 10.2.

(g)                Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein and rounding the result upwards or down to the nearest number.

(h)                It is understood and agreed for the avoidance of doubt that the carve-outs from the provisions of Section 9 and Section 10 herein may include items or activities that are not restricted by the relevant provision.

(i)                 [reserved]

(j)                 If any Lien, Indebtedness, disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of baskets measured by reference to a percentage of Consolidated EBITDA, and any Lien, Indebtedness, disposition, Investment, Restricted Payment or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing or re-classification), such percentage of Consolidated EBITDA will not be deemed to be exceeded (so long as, in the case of refinancing any Indebtedness (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness does not exceed the maximum principal amount or amount of Refinancing Indebtedness in respect of the Indebtedness, being refinanced, extended, replaced, refunded, renewed or defeased).

82

1.13           Confidentiality; Privilege. Notwithstanding any obligation to provide information or allow Administrative Agent, the Lenders or any third party to access the books and records of Holdings or its Subsidiaries or otherwise set forth in this Agreement, neither Holdings nor any of its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) would be in breach of any confidentiality obligations, fiduciary duty or Law and/or (c) that is subject to attorney client or similar privilege or constitutes attorney work product.

1.14           Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement. In addition, any Lender may, at its discretion, assign or purchase any Loans or Commitments by means of any cash or non-cash consideration, including through a “cashless roll” so long as agreed with the counterparty to such transaction, and such assignments or purchases shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars,” “in immediately available funds,” “in cash” or any other similar requirement.

1.15           Effectuation of Transactions. All references herein to the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Credit Parties contained in this Agreement and the other Credit Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

1.16           Luxembourg Terms. Notwithstanding any other provision of this Agreement to the contrary, in this Agreement where it relates to any Lux Party or any Restricted Subsidiary of the Borrower which is organized under the laws of Luxembourg, a reference to: (a) a winding-up, administration, liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or dissolution includes bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (action paulienne), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, receiver and manager, liquidator, administrator, trustee, custodian, sequestrator, conservator or similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements or having lost or meeting the criteria to lose its commercial creditworthiness; (e) attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt); (f) a guaranty includes any garantie that is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; and (g) by-laws or organizational documents includes its articles of association (statuts).

83

1.17           Certain Actions Relating to Collateral. Notwithstanding anything in this Agreement or in any Credit Document to the contrary, the parties hereby agree that neither Holdings, the Borrower or any Restricted Subsidiary shall be required to enter into or obtain (a) any landlord, bailee or warehouseman waivers, consents or other letters, (b) any Security Document governed by the laws of any jurisdiction other than the United States, Ireland, Luxembourg or the European Union, (c) any filings with the World Intellectual Property Organization and/or (d) control agreements with respect to any deposit accounts, securities accounts or commodities accounts or other Collateral requiring perfection through “control” but excluding delivery of stock certificates representing any Collateral to the extent required to be delivered hereunder or any other Credit Document, unless as otherwise agreed between the Borrower and the Administrative Agent.

Notwithstanding anything else in the Credit Documents, any reference in any of the Credit Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien.

1.18           Defaults. With respect to any Default or Event of Default, the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If, prior to the taking of any action under Section 11.12 (or the occurrence of any Event of Default under Section 11.5), any Default or Event of Default occurs due to (a) the failure by any Credit Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Credit Party takes such action or (b) the taking of any action by any Credit Party that is not then permitted by the terms of this Agreement or any other Credit Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Credit Documents pursuant to an applicable amendment or waiver permitting such action and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Credit Documents; provided that, subject in all respects to subsection (iv) of this Section 1.18, an Event of Default resulting from the failure to deliver a notice pursuant to Section 9.1(e)(i) shall cease to exist and be cured in all respects if the Default or Event of Default giving rise to such notice requirement shall have ceased to exist and/or be cured.

Notwithstanding anything to the contrary in this Section 1.18, an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 1.18:

(i)                        if the taking of any action by any Credit Party or Restricted Subsidiary of a Credit Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Credit Party or Restricted Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing,

84

(ii)                        in the case of an Event of Default under Section 11.7, 11.8 or 11.9 that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Credit Documents and that is incapable of being cured,

(iii)                        in the case of an Event of Default under Section 11.3 arising due to the failure to perform or observe Section 9.3 that directly results in a material adverse effect on the ability of the Borrower and the other Credit Parties (taken as a whole) to perform their respective payment obligations under any Credit Document to which the Borrower or any of the other Credit Parties is a party,

(iv)                        in the case of an Initial Default for which (A) the Borrower failed to give notice to the Agent and the Lenders of such Initial Default in accordance with Section 9.1(e)(i) of this Agreement and (B) the Borrower had actual knowledge of such failure to give such notice, or

(v)                        if the Initial Default had a Material Adverse Effect.

1.19           Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Credit Document:

(a)                LIBOR Replacement. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 3-month, 6-month and 12-month LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of the LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)                Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

85

(c)                Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)                Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth in this Section 1.19 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 1.19.

(e)                Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f)                 Disclaimer. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to LIBOR (or any other Benchmark) or have the same volume or liquidity as did LIBOR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 1.19 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by clause (d) above or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section.

1.20           Parent Entity Guarantor. It is understood and agreed that any Parent Entity joined as a Guarantor pursuant to Section 9.11 (a) shall not be considered a Credit Party for purpose of Section 9 or Section 10 (other than Section 10.9), notwithstanding that it has been joined as a Guarantor (and any Investments in and Restricted Payments made to the Parent Entity by a Credit Party must be made in a manner not be prohibited by Section 10), (b) will be subject solely to a covenant similar to Section 10.9 as contemplated by the provisions of Section 9.11, and (c) shall not be required to provide any Collateral, except as otherwise elected by the Borrower.

86

Section	2. Amount and Terms of Credit.

2.1               Commitments.

(a)                Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make a loan to the Borrower (each, an “Initial Term Loan” and, collectively, the “Initial Term Loans”) on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $480,000,000. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Eurocurrency Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid (without premium or penalty other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitments. The Initial Term Loan shall be available in Dollars and on the Initial Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.

(b)                [Reserved].

(c)                [Reserved].

2.2               Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than five Borrowings of Eurocurrency Loans that are Term Loans.

2.3               Notice of Borrowing.

(a)                The Borrower shall give the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York City time) at least one Business Day’s prior written notice in the case of a Borrowing of Initial Term Loans to be made on the Closing Date. Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or Eurocurrency Loans and, if the Term Loans are to include Eurocurrency Loans, the Interest Period to be initially applicable thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Borrowing of Eurocurrency Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3(a) (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b)                [Reserved].

(c)                Without in any way limiting the obligation of the Borrower to confirm in writing any notice it shall give hereunder by telephone (which obligation is absolute), the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

87

2.4               Disbursement of Funds.

(a)                No later than 3:00 p.m. (New York City time) (or 4:00 p.m. (New York City time) in the case of ABR Loans) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower, and the Administrative Agent for the purpose of consummating the Transactions.

(b)                Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in the applicable currency. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)                Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to, fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5               Repayment of Loans; Evidence of Debt.

(a)                The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, on the Initial Term Loan Maturity Date, the then outstanding Initial Term Loans in Dollars.

(b)                The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on each Extended Revolving Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans made to the Borrower in the currency in which such Extended Revolving Credit Loans are denominated. The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term Loan Lenders, (x) on the last day of each fiscal quarter of the Borrower, commencing with the second full fiscal quarter ending after the Closing Date (each, an “Initial Term Loan Repayment Date”), a principal amount in respect of each of the Initial Term Loans equal to 0.25% of the outstanding principal amount of Initial Term Loans made on the Closing Date and (y) on the Initial Term Loan Maturity Date any remaining outstanding amount of Initial Term Loans (each, an “Initial Term Loan Repayment Amount”)

88

(c)                In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement. In the event that any Incremental Revolving Credit Loans are made, such Incremental Revolving Credit Loans shall, subject to Section 2.14(e), be repaid by the Borrower in the amounts and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(g), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Amendment.

(d)                Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)                The Administrative Agent shall maintain the Register pursuant to Section 13.6(a), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan or New Term Loan, as applicable, the Type of each Loan made, the currency in which it is made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f)                 The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern, provided, further, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g)                The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable, for the sole purpose of evidencing the Initial Term Loans and New Term Loans, respectively, owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

2.6               Conversions and Continuations.

(a)                Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Term Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurocurrency Loans as Eurocurrency Loans for an additional Interest Period; provided that (i) no partial conversion of Eurocurrency Loans shall reduce the outstanding principal amount of Eurocurrency Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurocurrency Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurocurrency Loans may not be continued as Eurocurrency Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent notice at the Administrative Agent’s Office prior to 12:00 noon (New York City time) at least (i) three Business Days prior, in the case of a continuation of or conversion to Eurocurrency Loans (other than in the case of a notice delivered on the Closing Date, which shall be deemed to be effective on the Closing Date), or (ii) three Business Days prior in the case of a conversion into ABR Loans (each such notice, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurocurrency Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

89

(b)                If any Event of Default is in existence at the time of any proposed continuation of any Eurocurrency Loans denominated in Dollars and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurocurrency Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurocurrency Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of Eurocurrency Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

2.7               Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. Each Borrowing of Incremental Revolving Credit Loans under this Agreement shall be made by the Lenders holding such Incremental Revolving Credit Commitments pro rata on the basis of their then-applicable Incremental Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.

2.8               Interest.

(a)                The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

90

(b)                The unpaid principal amount of each Eurocurrency Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Eurocurrency Loans plus the relevant Eurocurrency Rate.

(c)                If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)                Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which the Loan is denominated; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, (ii) in respect of each Eurocurrency Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (A) on any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e)                All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                 The Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9               Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurocurrency Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, three or six month period (or if agreed to by all the Lenders making such Eurocurrency Loans, a twelve month or shorter period as selected by the Borrower); provided that the initial Interest Period shall commence on the Closing Date and ends on November 1, 2021.

Notwithstanding anything to the contrary contained above:

(a)                the initial Interest Period for any Borrowing of Eurocurrency Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)                if any Interest Period relating to a Borrowing of Eurocurrency Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

91

(c)       if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurocurrency Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d)       the Borrower shall not be entitled to elect any Interest Period in respect of any Eurocurrency Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10           Increased Costs, Illegality, Etc.

(a)                In the event that (x) in the case of clause (i) below, the Administrative Agent and (y) in the case of clauses (ii) and (iii) below, the Required Term Loan Lenders (with respect to Term Loans) shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)               on any date for determining the Eurocurrency Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such Eurocurrency Loan are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii)               at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurocurrency Loans (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) because of any Change in Law; or

(iii)               at any time, that the making or continuance of any Eurocurrency Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the applicable interbank market;

(such Loans, “Impacted Loans”), then, and in any such event, such Required Term Loan Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurocurrency Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Term Loan Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law and the provisions of Section 1.19 shall apply.

92

Subject to the provisions of Section 1.19, notwithstanding the foregoing, if the Administrative Agent has made the determination described in Section 2.10(a)(i)(x), the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (x) of the first sentence of the immediately preceding paragraph, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(b)                At any time that any Eurocurrency Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurocurrency Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected Eurocurrency Loan has been submitted pursuant to Section 2.3 but the affected Eurocurrency Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurocurrency Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

93

2.11           Compensation. If (a) any payment of principal of any Eurocurrency Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurocurrency Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurocurrency Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a Eurocurrency Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurocurrency Loan is not continued as a Eurocurrency Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurocurrency Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (but in all cases, excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurocurrency Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error.

2.12           Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 or 5.4.

2.13           Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10 or 2.11 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10 or 2.11, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of notice to the Borrower; provided that, if the circumstances giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14           Incremental Facilities.

(a)                The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more (x) additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”), (y) increases in existing Incremental Revolving Credit Commitments of any Class (the “New Revolving Credit Commitments”), and/or (y) new or additional tranches of Revolving Credit Commitments (the “Additional Revolving Credit Commitments” and, together with the New Revolving Credit Commitments, the “Incremental Revolving Credit Commitments”; together with the New Term Loan Commitments and the New Revolving Credit Commitments, the “New Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate (as determined at the time of incurrence) and not less than $10,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount (as determined at the time of incurrence) and all such New Loan Commitments obtained on or prior to such date (after giving effect to any reallocation)). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, the Borrower to which such New Loan Commitments will be available and the currency in which such New Loan Commitments will be borrowed. In connection with the incurrence of any Indebtedness under this Section 2.14, at the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent a certificate certifying that the New Loan Commitments do not exceed the Maximum Incremental Facilities Amount, which certificate shall be in reasonable detail and shall provide the calculations and basis therefor. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) subject to the LCT Provisions, no Event of Default (except in connection with an acquisition or investment, no Specified Event of Default) shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable, (ii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (iii) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable. No Lender shall have any obligation to provide any Commitments pursuant to this Section 2.14(a). Any New Term Loans made on an Increased Amount Date shall, at the election of the Borrower and agreed to by Lenders providing such New Term Loan Commitments, be designated as (a) a separate series (a “Series”) of New Term Loans for all purposes of this Agreement or (b) as part of a Series of existing Term Loans for all purposes of this Agreement. On and after the Increased Amount Date, Additional Revolving Credit Loans shall be designated a separate Series of Additional Revolving Credit Loans for all purposes of this Agreement.

94

(b)                On any Increased Amount Date on which Incremental Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) with respect to New Revolving Credit Commitments, each of the Lenders with Incremental Revolving Credit Commitments of such Class shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Incremental Revolving Credit Commitments of such Class, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of such Class will be held by existing Lenders holding such Incremental Revolving Credit Commitments and New Revolving Loan Lenders ratably in accordance with their Incremental Revolving Credit Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to the Incremental Revolving Credit Commitments, and (b) with respect to new Incremental Revolving Credit Commitments, (i) each Loan made under a New Revolving Credit Commitment (a “New Revolving Credit Loan”) and each Loan made under an Additional Revolving Credit Commitment (an “Additional Revolving Credit Loan” and, together with New Revolving Credit Loans, the “Incremental Revolving Credit Loan”) shall be deemed, for all purposes, Revolving Credit Loans and (ii) each New Revolving Loan Lender and each Lender with an Additional Revolving Credit Commitment (together with the New Revolving Loan Lenders, the “Incremental Revolving Loan Lenders”) shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent shall have consented (not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Incremental Revolving Loan Lender’s providing such Incremental Revolving Credit Commitment to the extent such consent, if any, would be required under Section 13.6(a) for an assignment of Revolving Loans or Revolving Credit Commitments, as applicable, to such Lender or Incremental Revolving Loan Lender.

95

(c)                On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower, as specified in the applicable Notice of Borrowing, (a “New Term Loan” and, together with the Incremental Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d)                The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be on terms and documentation set forth in the Joinder Agreement as determined by the Borrower; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Initial Term Loan Maturity Date (other than with respect to customary bridge loans (as reasonably determined by the Borrower)); (ii) the weighted average life to maturity of all New Term Loans (other than with respect to customary bridge loans (as reasonably determined by the Borrower)) shall be no shorter than the weighted average life to maturity of the then existing Initial Term Loans (calculated without giving effect to prepayments of the Term Loans), (iii) the pricing, interest rate margins, discounts, premiums, rate floors, fees, and amortization schedule applicable to any New Term Loans shall be determined by the Borrower(s) and the Lenders thereunder; provided that in the case of New Term Loans that are debt facilities (other than revolving facilities) that are secured by Liens on the Collateral that are pari passu to the Liens on the Collateral securing the Obligations, if the Effective Yield for Eurocurrency Loans in respect of such New Term Loans exceeds the Effective Yield for Eurocurrency Loans in respect of the then existing Initial Term Loans by more than 0.50%, the Applicable Margin for Eurocurrency Loans in respect of the then existing Initial Term Loans shall be adjusted so that the Effective Yield in respect of the then existing Initial Term Loans is equal to the Effective Yield for Eurocurrency Loans in respect of the New Term Loans minus 0.50% (this clause (iii), including all qualifications, exceptions and exclusions thereto, the “MFN Provisions”); and (iv) to the extent such terms and documentation are not consistent with the then existing Initial Term Loans (except as to interest rates, fees and any other pricing terms, amortization, final maturity date and participation in prepayments and commitment reductions , but subject to the foregoing clauses (i), (ii) or (iii) above), and other than for covenants applicable only to periods after the then Latest Term Loan Maturity Date, the New Term Loans shall have covenants that are either (w) reasonably acceptable to the Administrative Agent, (x) substantially similar to the material terms of the Initial Term Loans, (y) on then market terms (as reasonably determined by the Borrower) or (z) when taken as a whole, no more restrictive (as determined by the Borrower in good faith) to the Borrower and its Subsidiaries, taken as a whole, than those applicable to the Initial Term Loans; it being understood and agreed that such New Term Loans may be incurred (and shall be deemed acceptable to the Administrative Agent) if such more restrictive covenant is added (only for the period prior to the then Latest Term Loan Maturity Date) for the benefit of the Initial Term Loans; provided that the addition of such more restrictive covenant shall not require the consent of the Administrative Agent or any other Secured Party (and may be implemented with only the Borrower and the lenders providing such New Term Loans).

(e)                Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans of any Series shall be on terms and documentation set forth in the Joinder Agreement as determined by the Borrower.

96

(f)                 Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14 (including, without limitation, (i) to increase the Applicable Margin in respect of the applicable Term Loans pursuant to Section 2.14(d)(iii) or in order to match the Applicable Margin to any New Term Loans in lieu thereof if such modification results in a greater increase or (ii) to extend the period during which the requirements of Section 5.1(b) are applicable in order to conform such time period to any similar requirements of the New Term Loans) or (iii) subject to Section 13.1(a)(i), to modify the scheduled amortization payments of applicable Term Loans to conform such payments to those of the New Term Loans, but in any event not less than otherwise payable to such applicable Term Lender.

(g)                (i) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established; provided, however, that (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(g) below), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or AHYDO payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and other than for covenants applicable only to periods after the then Latest Term Loan Maturity Date, the covenants of such Extended Term Loans shall be either (w) reasonably acceptable to the Administrative Agent, (x) substantially similar to the material terms of the Initial Term Loans, (y) on then market terms (as reasonably determined by the Borrower) or (z) when taken as a whole, no more restrictive (as determined by the Borrower in good faith) to the Borrower and its Subsidiaries, taken as a whole, than those applicable to Existing Term Loan Class; it being understood and agreed that such Extended Term Loans may be incurred (and shall be deemed acceptable to the Administrative Agent) if such more restrictive covenant is added (only for the period prior to the then Latest Term Loan Maturity Date) for the benefit of the Existing Term Loan Class; provided that the addition of such more restrictive covenant shall not require the consent of the Administrative Agent or any other Secured Party (and may be implemented with only the Borrower and the lenders providing such Extended Term Loans). Notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full, except in accordance with the last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

97

(ii)       The Borrower may at any time and from time to time request that all or a portion of any Extended Revolving Credit Commitments and/or any Incremental Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(g). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall as determined by the Borrower. No Lender shall have any obligation to agree to have any of its then existing loans or commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(iii)       Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension Request, Term Loans or Incremental Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Incremental Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election.

(iv)       Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(g)(iv) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $10,000,000. In addition to any terms and changes required or permitted by Section 2.14(g)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(g) and without limiting the generality or applicability of Section 13.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(g)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans and New Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 13.1.

98

(v)       Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi)       The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

99

2.15           Permitted Exchanges.

(a)                Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Exchange Offer”) made from time to time by the Borrower (it being agreed that any Permitted Exchange Offer that constitutes an offering of securities may exclude any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)), the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for any loans or securities (including Permitted Other Indebtedness in the form of loans or notes) (such loans or securities, “Permitted Exchange Securities,” and each such exchange a “Permitted Exchange”), so long as the following conditions are satisfied: (i) subject to the LCT Provisions, no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Exchange Offer is delivered to the relevant Lenders, (ii) in the case of Permitted Exchange Securities issued in the form of Indebtedness, the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Exchange Securities issued in exchange for such Term Loans; provided that the aggregate principal amount of such Permitted Exchange Securities may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Exchange Securities, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b)                With respect to all Permitted Exchanges effected by any of the Borrower pursuant to this Section 2.15, (i) such Permitted Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Exchange that a minimum amount (to be determined and specified in the relevant Permitted Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c)                In connection with each Permitted Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Exchange Offer is made.

100

(d)                The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’ compliance with such laws in connection with any Permitted Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.16           Defaulting Lenders.

(a)                Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)               Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 13.1.

(ii)               Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, [reserved]; third, [reserved]; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, [reserved]; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

101

(b)                Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section	3. [Reserved]

Section	4. Fees

4.1               Fees.

(a)                The Borrower agrees to pay to the Administrative Agent in Dollars, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.

4.2               [Reserved].

4.3               Mandatory Termination of Commitments.

(a)                The Initial Term Loan Commitments shall terminate upon the earlier of the funding of the Initial Term Loans or at 5:00 p.m. (New York City time) on the Closing Date.

(b)                The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

Section	5. Payments

5.1               Voluntary Prepayments.

(a)                The Borrower shall have the right to prepay Loans of any Class, in each case, without premium or penalty (other than as set forth in Section 5.1(b)), in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurocurrency Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) 12:00 Noon (New York City time) in the case of Eurocurrency Loans, three Business Days prior to the date of such prepayment or (ii) 11:00 a.m. (New York City time) in the case of ABR Loans, one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of Eurocurrency Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $500,000 in excess thereof, provided that no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the outstanding Eurocurrency Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Eurocurrency Loans; and (3) in the case of any prepayment of Eurocurrency Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.14(g), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify. Notwithstanding the foregoing, the Borrower may not repay Extended Term Loans of any Extension Series unless such prepayment is accompanied by at least a pro rata repayment of Term Loans of the Existing Term Loan Class from which such Extended Term Loans were converted (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

102

(b)                In the event that, prior to the date that is one year after the Closing Date, the Borrower make any voluntary prepayment pursuant to this Section 5.1, or any mandatory prepayment in connection with a Debt Incurrence Prepayment Event, in each case, of Initial Term Loans, then the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a prepayment premium of 2.00% of the principal amount of the Initial Term Loans prepaid in connection with prepayment.

(c)                Each notice of prepayment delivered by the Borrower pursuant to this Section 5.1 shall be irrevocable; provided, that such notice may be conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Borrower in its sole discretion) and/or rescinded at any time by the Borrower if the Borrower determines in its sole discretion that any or all of such conditions will not be satisfied (or waived).

5.2               Mandatory Prepayments.

(a)                Term Loan Prepayments.

(i)       On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Initial Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase (or offer to prepay or repurchase) other Indebtedness with a Lien on the Collateral ranking pari passu with the Liens securing the Obligations (“Other First Lien Debt”), in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Other First Lien Debt and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of Initial Term Loans (and such amounts, in any case, shall no longer be required to be applied to prepay any Term Loans).

(ii)       Not later than ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 9.1(a) for any fiscal year (commencing with and including the fiscal year ending January 31, 2023), the Borrower shall prepay (or cause to be prepaid), in accordance with clause (c) below, Initial Term Loans with a principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio on the date of prepayment (after giving effect thereto and giving effect to any prepayment described in clause (y) below) for the most recent Test Period ended prior to such prepayment date is less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio on the date of prepayment (after giving effect thereto and giving effect to any prepayment described in clause (y) below) for the most recent Test Period ended prior to such prepayment date is less than or equal to 1.50 to 1.00, minus (y) (I) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 13.6(h)(x) (in each case, including purchases of the Loans by the Borrower and its Subsidiaries at or below par pursuant to Section 13.6(h)(x), in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual cash purchase price of such Loans below par) during such fiscal year or after such fiscal year and prior to the date of the required Excess Cash Flow payment and (II) to the extent accompanied by permanent optional reductions of Extended Revolving Credit Commitments, Incremental Revolving Credit Commitment or other revolving credit commitments that are secured by the Collateral on a pari passu or senior basis to the Initial Term Loans, as applicable, Extended Revolving Credit Loans, Incremental Revolving Credit Loans and revolving loans under such revolving credit commitments, in each case of clauses (I) and (II), other than to the extent any such prepayment is funded with the proceeds of Funded Debt (the amount of Excess Cash Flow required to be prepaid after giving effect to the calculations in this paragraph, the “Required Excess Cash Flow Amount”); provided, further, that (A) no prepayment will be required pursuant to this clause (ii) until the Required Excess Cash Flow Amount for such fiscal year exceeds the greater of (x) $27,500,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (the “ECF Threshold”); it being agreed that only the Required Excess Cash Flow Amount in excess of the ECF Threshold shall be required to be applied as a prepayment hereunder), (B) the Required Excess Cash Flow Amount for such fiscal year below the ECF Threshold (which amount may be negative) may be carried forward to the subsequent two fiscal years to reduce any mandatory prepayment pursuant to this Section 5.2(a)(ii) that is required for such fiscal year as a result of the Required Excess Cash Flow Amount being in excess of the ECF Threshold and (C) any mandatory prepayment required to be made in respect of any Term Loans pursuant to this clause (ii) may be alternatively be applied, or offered to be applied, no more than ratably, to prepay Other First Lien Debt (and such amounts, in any case, shall no longer be required to be applied to prepay any Term Loans pursuant to this clause (ii)).

103

(iii)       On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 10.1(w), the Borrower shall within three Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay, in accordance with clause (c) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.

(iv)       Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to clause (i) above (a “Foreign Prepayment Event”) or Excess Cash Flow are prohibited or delayed by any Requirement of Law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long, as the applicable Requirement of Law will not permit repatriation to the Credit Parties (the Credit Parties hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit repatriation), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Loans pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such Net Cash Proceeds without incurring a material adverse tax consequence.

104

(b)                [Reserved].

(c)                Application to Repayment Amounts. Subject to Section 5.2(f), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans, the New Term Loans and the Extended Term Loans and shall be applied within each Class of Term Loans in respect of such Term Loans in direct order of maturity thereof or as otherwise directed by the Borrower; provided that if any Class of Extended Term Loans have been established hereunder, the Borrower may not repay Extended Term Loans of any Extension Series unless such prepayment is accompanied by at least a pro rata repayment of Term Loans of the Existing Term Loan Class from which such Extended Term Loans were converted (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full). Subject to Section 5.2(f), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice of such prepayment, which shall be substantially in the form of Exhibit O and which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, New Term Loan Lender, or Lender of Extended Term Loans, as applicable.

(d)                Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied with respect to the Term Loans to be prepaid on a pro rata basis across all outstanding Types of such Term Loans in proportion to the percentage of such outstanding Term Loans to be prepaid represented by each such Class. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)                Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower and any prepayments shall be applied pursuant to Section 2.16(a)(ii). In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

105

(f)                 Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or Permitted Other Indebtedness under Section 5.2(a)(iii) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. (New York City time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds remaining after such Declined Proceeds are offered to the Lenders shall thereafter be retained by the Borrower (the “Retained Declined Proceeds”).

5.3               Method and Place of Payment.

(a)                Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 5:00 p.m. (New York City time) or, otherwise, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b)                Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4               Net Payments.

(a)                Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)       Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.

106

(ii)       If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after such required withholding or deductions have been made (including any such withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b)                Payment of Other Taxes by the Borrower. Without limiting the provisions of clause (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c)                Tax Indemnifications. Without limiting the provisions of clause (a) or (b) above, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable by the Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                Status of Lenders and Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any respect and (iii) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender shall promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

107

(ii) Without limiting the generality of the foregoing:

(A)	any Lender that is a U.S. Person (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1)                in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party; (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed originals of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3)                in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed originals of Internal Revenue Service Form W-8BEN or IRS Form W-8BEN-E (or any successor thereto);

(4)                where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto), accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E and/or Internal Revenue Service Form W-9 (in each case, or any successor thereto), and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that, if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

108

(5)                executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C)	if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                 Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

109

(g)                If the Administrative Agent is a U.S. Person, it shall provide the Borrower with two duly completed original copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a U.S. Person, it shall provide applicable Internal Revenue Service Form W-8 (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders.

(h)                [Reserved].

(i)                 Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5               Computations of Interest and Fees.

(a)                Except as provided in the next succeeding sentence, interest on Eurocurrency Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)                [Reserved].

5.6               Limit on Rate of Interest.

(a)                No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)                Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations (the “Maximum Rate”).

(c)                Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

110

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

Section	6. Conditions Precedent to Initial Borrowing

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent.

6.1               Credit Documents. The Administrative Agent (or its counsel) shall have received:

(a) this Agreement, executed and delivered by a duly Authorized Officer of Holdings, the Borrower, the Administrative Agent, the Lenders and the other financial institutions party hereto;

(b) the Guarantee, executed and delivered by a duly Authorized Officer of each Guarantor;

(c) the U.S. Pledge Agreement and each Foreign Pledge Agreement, executed and delivered by a duly Authorized Officer of each of Holdings, the Borrower, each Guarantor party thereto and the Collateral Agent; and

(d) the U.S. Security Agreement and each Foreign Security Agreement, executed and delivered by a duly Authorized Officer of each of Holdings, the Borrower, each Guarantor and the Collateral Agent.

6.2               Collateral. Except for any items referred to on Schedule 9.14:

(a) All outstanding equity interests in whatever form of the Borrower and each Restricted Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;

(b) The Collateral Agent shall have received, the certificates representing securities and of each Credit Party’s material Wholly-Owned Restricted Subsidiaries (other than the Borrower) that are directly held by the Borrower or any Subsidiary Guarantor to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers or allonges endorsed in blank (or in the case of any company organized in Luxembourg, subject to Section 9.14(d), an updated copy of the register of the shareholder) and in the case of any company incorporated in Ireland, an updated copy of the register of members of the relevant company whose shares or securities are charged pursuant to the terms of an Irish Security Document); and

111

(c) All Uniform Commercial Code or other equivalent financing statements or filings in all other applicable jurisdictions and intellectual property security agreements with the United States Patent and Trademark Office or United States Copyright Office, or required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording.

6.3               Legal Opinions. The Administrative Agent (or its counsel) shall have received the executed legal opinion, in customary form and reasonably satisfactory to the Administrative Agent, of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York and Delaware counsel to the Credit Parties, (ii) Loyens & Loeff Luxembourg S.à r.l. (capacity), Luxembourg counsel to the Credit Parties, (iii) Arendt & Medernach (enforceability), Luxembourg counsel to the Secured Parties, (iv) McCann FitzGerald (enforceability), Irish counsel to the Secured Parties and (v) William Fry (capacity), Irish counsel to the Credit Parties. Holdings and the Company hereby instruct and agree to instruct the other Credit Parties to cause such counsel to deliver such legal opinions.

6.4               Closing Certificates. The Administrative Agent (or its counsel) shall have received a certificate of (x) each of Holdings and the Borrower, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by any Authorized Officer (or in the case of Holdings any Authorized Officer, Director or authorized agent of Holdings) and the Secretary or any Assistant Secretary of Holdings, or the Borrower (or in the case of Holdings any Authorized Officer, Director or authorized agent of Holdings), as applicable, and attaching the documents referred to in Section 6.5 and (y) an Authorized Officer certifying compliance with Section 6.7.

6.5               Authorization of Proceedings of Holdings, the Borrower and the Guarantors; Corporate Documents. The Administrative Agent shall have received (i) a copy of the resolutions of the board of directors or other managers of Holdings, the Borrower and the other Guarantors (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, (ii) the Certificate of Incorporation and By-Laws, Certificate of Formation and Operating Agreement, Articles of Association, constitution or other comparable organizational documents and any related amending resolutions, as applicable, of Holdings, the Borrower and the other Guarantors, (iii) signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of Holdings, the Borrower and the other Guarantors executing the Credit Documents to which it is a party, (iv) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and each Guarantor and, in the case of (x) a Lux Party, (a) a certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) issued by the Luxembourg Trade and Companies’ Register (Registre de commerce et des sociétés, Luxembourg), (b) an excerpt (extrait) from the Luxembourg Trade and Companies’ Register (Registre de commerce et des sociétés, Luxembourg), (c) a certification that (i) the borrowing or guaranteeing or securing, as appropriate, the Commitments would not cause any borrowing, guarantee, security or similar limit binding on each Guarantor to be exceeded, (ii) it is not subject to bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) or voluntary or judicial liquidation (liquidation volontaire ou judiciaire) proceedings, (iii) it is not in a state of cessation of payments (cessation des paiments) and has not lost its commercial creditworthiness (ébranlement de credit), (iv) no application has been made by it or, as far as it is aware, by any other entitled person for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings and (v) to the best of its knowledge, no petition for the opening of such proceedings has been presented by it or by any other person entitled, to do so and (y) an Irish Obligor, to the extent applicable, evidence that any such Credit Party has done all that is necessary to comply with section 82 of the Irish Companies Act 2014 (as amended) in order to enable each relevant Credit Party to enter into the Credit Documents to which it is a party and perform its obligations under such Credit Documents.

112

6.6               Fees. The Agents and Lenders shall have received, substantially simultaneously with the funding of the Initial Term Loans, fees and, to the extent invoiced at least three Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) expenses in the amounts previously agreed in writing to be received on the Closing Date (which amounts may, at the Borrower’s option, be offset against the proceeds of the Initial Term Loans).

6.7               Representations and Warranties; no Default. On the Closing Date, (i) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) and (ii) at the time of the Credit Event on such day and also after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

6.8               Solvency Certificate. On the Closing Date, the Administrative Agent (or its counsel) shall have received a certificate from the Chief Financial Officer, Chief Accounting Officer, the Treasurer, the Vice President-Finance, a Director, a Manager, or any other senior financial officer of the Borrower to the effect that immediately after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with the Restricted Subsidiaries is Solvent.

6.9               Patriot Act. The Administrative Agent (or its counsel) shall have received at least three Business Days prior to the Closing Date such documentation and information as is reasonably requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent about the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

6.10           Pro Forma Financial Statements. The Joint Lead Arrangers and Bookrunners shall have received a pro forma consolidated balance sheet (the “Pro Forma Financial Statements”) of the Borrower (or SKIL) as of and for the fiscal quarter ended April 30, 2021, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date.

6.11           [Reserved].

6.12           Refinancing. Substantially simultaneously with the funding of the Initial Term Loans, the Closing Date Refinancing shall be consummated and, after giving effect to the consummation of the Transactions, Holdings, the Borrower and their Restricted Subsidiaries shall have no third party Indebtedness for borrowed money other than the obligations hereunder and Indebtedness permitted hereunder.

6.13           Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing with respect to the Initial Term Loans meeting the requirements of Section 2.3.

6.14           Lien Searches. The Administrative Agent (or its counsel) shall have received certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches and bankruptcy searches and, to the extent reasonably requested by the Administrative Agent any equivalent searches in Luxembourg or Ireland.

113

For purposes of determining compliance with the conditions specified in this Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section	7. [Reserved]

Section	8. Representations and Warranties

In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, Holdings (solely with respect to Sections 8.1, 8.2, 8.3, 8.6, 8.7, 8.10, 8.11, 8.12, 8.20 and 8.21) and the Borrower make the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under and permitted under applicable law):

8.1               Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified or authorized would not reasonably be expected to result in a Material Adverse Effect.

8.2               Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), subject to the Legal Reservations.

8.3               No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Acquisition and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

114

8.4               Litigation. Except as set forth of Schedule 8.4, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

8.5               Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6               Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

8.7               Investment Company Act. None of Holdings, the Borrower, or any Restricted Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8               True and Complete Disclosure.

(a)                As of the Closing Date, none of the written information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the other Restricted Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, and/or any Lender on or before the Closing Date (including all such written information and data contained in (i) the Lender Presentation (as updated prior to the Closing Date and including all information incorporated by reference therein) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein, to the knowledge of the Borrower with respect to information regarding the Company, contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information and information of a general economic or general industry nature.

(b)                The projections (including financial estimates, forecasts, and other forward-looking information) contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

115

8.9               Financial Condition; Financial Statements.

(a)                (i) The historical consolidated financial information of SKIL as set forth or referred to in the Lender Presentation, and (ii) the Historical Financial Statements, in each case present fairly in all material respects the combined financial position of SKIL at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The Pro Forma Financial Statements, copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Historical Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a Pro Forma Basis the estimated financial position of SKIL and its Subsidiaries as at April 30, 2021 (as if the Transactions had been consummated on such date) and their estimated results of operations as if the Transactions had been consummated on May 1, 2020. The financial statements referred to in clause (a)(ii) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)                There has been no Material Adverse Effect since April 30, 2021.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

8.10           Compliance with Laws; No Default. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

8.11           Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each of Holdings, the Borrower and each of the Restricted Subsidiaries has filed all Tax returns required to be filed by it (including in its capacity as withholding agent) and has timely paid all Taxes payable by it that have become due, and (b) there is no current or proposed Tax assessment, deficiency or other claim against Holdings, the Borrower or any Restricted Subsidiary, other than, in each of clauses (a) and (b), those being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.12           Compliance with ERISA and Foreign Plans.

(a)                Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b)                Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

8.13           Subsidiaries. Schedule 8.13 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date after giving effect to the Transactions.

8.14           Intellectual Property. Each of the Borrower and the other Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by each of the Borrower and the other Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as would not reasonably be expected to have a Material Adverse Effect.

116

8.15           Environmental Laws.

(a)                Except as set forth on Schedule 8.15, or as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the other Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any other Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of the Restricted Subsidiaries.

(b)                Except as set forth on Schedule 8.15, none of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or, formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case, in a manner that would reasonably be expected to have a Material Adverse Effect.

8.16           Properties.

(a)                Each of the Borrower and the other Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title or interest would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968, as amended.

(b)                Set forth on Schedule 1.1(c) is a list of each real property owned by any Credit Party as of the Closing Date (other than Excluded Real Property) having a Fair Market Value in excess of $15,000,000.

8.17           Solvency. On the Closing Date (after giving effect to the Transactions) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with the Restricted Subsidiaries will be Solvent.

8.18           Center of Main Interests.

With respect to any Credit Party formed, incorporated or organized in the European Union (other than any Credit Party organized in Luxembourg), for the purposes of of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “European Union Regulation”), its center of main interest (as that term is used in Article 3(1) of the European Union Regulation) is situated in its jurisdiction of incorporation, and it has no “establishment” (as that term is used in Article 2(10) of the European Union Regulation) in any other jurisdiction.

117

8.19           [Reserved].

8.20           OFAC; USA PATRIOT Act; FCPA.

(a)                On the Closing Date, the use of proceeds of the Loans will not violate the PATRIOT Act, OFAC Regulations, and other Anti-Terrorism Laws.

(b)                To the extent applicable, each of the Borrower and its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (“OFAC Regulations”), (ii) the USA PATRIOT Act and (iii) the FCPA and any other similar applicable law.

(c)                No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”).

(d)                No Credit Party (i) is currently the subject of any Sanctions or (ii) is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, will be used by any Credit Party, directly or indirectly, to lend, contribute, provide or otherwise make available to any Person to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, the Joint Lead Arrangers and Bookrunners or the Administrative Agent) of Sanctions.

8.21           Security Interest in Collateral. Except to the extent otherwise contemplated by Schedule 9.14 and subject to the terms of the Legal Reservations, the Perfection Requirements, the provisions of this Agreement and the other relevant Credit Documents, the Security Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Security Documents) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Credit Documents) securing the Obligations, in each case as and to the extent set forth therein.

Section	9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated in accordance with the terms of this Agreement and the Loans, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations), are paid in full:

9.1               Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

118

(a) Annual Financial Statements. Commencing with the fiscal year ending January 31, 2022, on or before the date that is 90 days after the end of such fiscal year and each fiscal year thereafter), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of each fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated and/or combined figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or qualified as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any qualification resulting from, (i) an upcoming maturity date under Loans hereunder or under any series of Indebtedness, (ii) any breach or anticipated breach of a financial maintenance covenant on a future date or in a future period and/or (iii) the activities, operations, financial results, assets or liabilities of Unrestricted Subsidiaries); it being agreed that in any case, such opinion may include any explanatory or like paragraph, and the effects of such paragraph shall be excluded.

(b) Quarterly Financial Statements. Commencing with the fiscal quarter ending July 31, 2021, on or before the date that is 45 days after the end of such fiscal quarter and each subsequent fiscal quarter of each fiscal year ending after the Closing Date (other than the fourth fiscal quarter of any such fiscal year), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and setting forth comparative consolidated and/or combined figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP (except as noted therein), subject to changes resulting from normal year-end adjustments and the absence of footnotes.

(c) [Reserved].

(d) Officer’s Certificates. Not later than five Business Days after the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of Holdings, or the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the last day of the fiscal year or period covered by such certificate, as the case may be. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of Holdings,or the Borrower setting forth changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) to the Person organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement or the equivalent filing in the applicable jurisdiction, in each case for each Credit Party as at the end of such fiscal year or period or confirming that there has been no change in such information since the Closing Date or as at the end of the fiscal year or period covered by the most recent certificate delivered pursuant to this clause (d), as the case may be.

119

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, would reasonably be expected to result in a Material Adverse Effect.

(f) Notice of Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge of any pending Environmental Claim against any Credit Party that would reasonably be expected to be determined adversely and, if so determined, would reasonably be expected to result in a Material Adverse Effect.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower (or any Parent Entity) or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided that none of the Borrower nor any other Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing the applicable financial statements of Holdings or any direct or indirect parent of the Borrower, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information relates to a parent of the Borrower, such information is accompanied by unaudited consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a), (b), and (g) of this Section 9.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower (or a Parent Entity) posts such documents, or provides a link thereto on the Borrower’s or a Parent Entity’s website on the Internet; (ii) such documents are posted on Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of any financial statements to the Administrative Agent and (B) the Borrower shall in any event notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such financial statements on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

120

Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 9.1(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders.

9.2               Books, Records, and Inspections.

(a)                The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of a Specified Event of Default, (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which visit will be at the Borrower, and (c) notwithstanding anything to the contrary in this Section 9.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when a Specified Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice without limitation on frequency. The Administrative Agent and the Required Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

(b)                The Borrower will, and will cause each Subsidiary to maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower and any such Subsidiary, as the case may be.

121

9.3               Maintenance of Insurance. (a) The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried and (b) the Borrower shall furnish to the Administrative Agent, promptly following written request from the Administrative Agent, a declaration page relating to the insurance policies required by this Section 9.3 which shall in the case of U.S. Credit Parties, (1) provide that the insurer will give the Administrative Agent 45 days written notice of cancellation or non-renewal and shall include evidence of annual renewals of such insurance and (2) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder.

9.4               Payment of Taxes. Holdings and the Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of Holdings, the Borrower or any of the Restricted Subsidiaries; provided that none of Holdings, the Borrower or any of the Restricted Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or the failure to pay would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.5               Preservation of Existence; Consolidated Corporate Franchises. Holdings and the Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case (other than with respect to the presentation of the existence, organizational rights and authority of Holdings or the Borrower), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Permitted Investments and Sections 10.2, 10.3, 10.4, or 10.5.

9.6               Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all applicable laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable laws administered by the OFAC and the FCPA, and the rules and regulations promulgated thereunder, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b), and (c) of this Section 9.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

122

9.7               Employee Benefit Matters. (a) The Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries may request with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and further provided, that the rights granted to the Administrative Agent in this Section shall be exercised not more than once during a 12-month period, and (b) the Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that would reasonably be expected to have a Material Adverse Effect.

9.8               Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

9.9               Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than Holdings, the Borrower and the Restricted Subsidiaries) involving aggregate payments or consideration in any fiscal year in excess the greater of (x) $35,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) for any individual transaction or series of related transactions on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) [reserved], (b) transactions permitted by Section 10.5, (c) consummation of the Transactions, the Acquisition Transactions, any Permitted Tax Reorganization and the payment of the Transaction Expenses and other expenses in connection with the foregoing, (d) the issuance of Capital Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) loans, advances and other transactions between or among Holdings, the Borrower, any Restricted Subsidiary, any Parent Entity or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary), in each case, to the extent permitted under Section 10, (f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries that are permitted under Section 10.5(b)(15)(A) and (B); provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Borrower and its Subsidiaries paid such taxes separately from any such direct or indirect parent company of the Borrower, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers, employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith), (k) payments by or on behalf of any Parent Entity with respect to contractual obligations that exist on the Closing Date and are publicly disclosed in any public filing, (l) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, (m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof, (n) any customary transactions with a Securitization Entity effected as part of a Permitted Securitization Financing and (o) any customary indemnification or expense reimbursement payments to the Permitted Holders.

123

9.10           End of Fiscal Years. The Borrower will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice (which date is deemed to be January 31 of each calendar year); provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to (x) align the dates of such fiscal year and for any Restricted Subsidiary whose fiscal years end on dates different from those of the Borrower or (y) any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld, delayed or conditioned) to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting (including changes to the timing of any mandatory prepayment or the timing of delivery of financial statements hereunder).

9.11           Additional Guarantors and Grantors. Subject to Section 1.17 and any applicable limitations set forth in the Security Documents, the Borrower will (a) cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) and (b) each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation or the Closing Date, as applicable (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), and the Borrower may at its election cause any Subsidiary or a Parent Entity that it designates (in the case of the Parent Entity, subject to substantially the same covenant as set forth in Section 10.9 (other than with respect to any activities it conducts in the ordinary course of business or consistent with past practice at such time of designation)), to (i) in each case, execute a supplement to each of the Guarantee, and (ii) in the case of a Subsidiary of the Borrower, the U.S. Pledge Agreement or a Foreign Pledge Agreement and to execute any of the Irish Security Documents, as applicable, and the U.S. Security Agreement or a Foreign Security Agreement, as applicable, in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date and pursuant to Section 9.14(d) in the case of such Credit Parties. For the avoidance of doubt, no Credit  Party or any Restricted Subsidiary shall be required to take any action outside the United States, Luxembourg or Ireland to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State of the United States, the District of Columbia, Luxembourg or Ireland).

124

9.12           Pledge of Additional Stock and Evidence of Indebtedness. Subject to Section 1.17 and any applicable limitations set forth in the Security Documents, and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower , the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) solely with respect to the Capital Stock and Stock Equivalents of any Subsidiary that becomes a Subsidiary of the Borrower after the Closing Date, to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, the Borrower will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by the Borrower or any other Credit Party and (ii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $15,000,000 of the Borrower or any Subsidiary that is owing to the Borrower or any other Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among the Borrower and/or its Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent and (ii) such promissory note is not delivered to any other party other than the Borrower or any other Credit Party, in each case, owed money thereunder.

9.13           Use of Proceeds.

(a)                On the Closing Date, the Borrower will use the proceeds of the Initial Term Loans and cash on hand to effect the Transactions.

(b)                [Reserved].

9.14           Further Assurances.

(a)                Subject to the terms of Section 1.17, Sections 9.11 and 9.12, this Section 9.14 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries (provided that, for the avoidance of doubt, no action shall be required to be taken with respect to any Excluded Property).

(b)                Subject to Section 1.17 and any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower, the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) solely with respect to assets or property acquired after the Closing Date, to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, if any assets (other than Excluded Property) (including any real estate or improvements thereto or any interest therein (to the extent not constituting Excluded Real Property) but excluding Capital Stock and Stock Equivalents of any Subsidiary and excluding any real estate which the Borrower or the applicable Credit Party intends to dispose of pursuant to a Permitted Sale Leaseback so long as actually disposed of within 270 days of acquisition (or such longer period as the Administrative Agent may reasonably agree)) with a book value in excess of $15,000,000 (at the time of acquisition) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document or that constitute a fee interest in real property in the United States, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, including the granting of a Mortgage on such owned real estate, as soon as commercially reasonable but in no event later than 120 days, unless extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14.

125

(c)                Any Mortgage delivered to the Administrative Agent in accordance with the preceding clause (b) shall, if requested by the Collateral Agent, be received as soon as commercially reasonable but in no event later than 120 days (except as set forth in the preceding clause (b)), unless extended by the Administrative Agent acting reasonably and accompanied by (w) to the extent available in the applicable jurisdiction, a policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a title insurance company or similar insurer recognized in such jurisdiction, in such amounts as reasonably acceptable to the Administrative Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2 or as otherwise permitted by the Administrative Agent and otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower (the “Title Policy”), together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request but only to the extent such endorsements are (i) available in the relevant jurisdiction (provided, in no event shall the Administrative Agent request a creditors’ rights endorsement) and (ii) available at commercially reasonable rates, (x) an opinion of local counsel to the applicable Credit Party in form and substance reasonably acceptable to the Administrative Agent, (y) with respect to property located in the United States, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a special flood hazard area, (i) a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Parties and (ii) evidence the insurance required by Section 9.3 in form and substance reasonably satisfactory to the Administrative Agent, and (z) an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to issue the survey related endorsements and to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in (w) above.

(d)                Post-Closing Covenant. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, take the actions specified in Schedule 9.14, within the time periods set forth therein (or in each case, such later date as reasonably agreed by the Administrative Agent).

126

9.15           Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain a public corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Initial Term Loans (but not to obtain or maintain any specific rating), in each case, from Moody’s and one of Fitch Ratings, Inc. or S&P.

9.16           Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment).

9.17           Center of Main Interests. With respect to any Credit Party formed, incorporated or organized in the European Union (other than any Credit Party organized in Luxembourg), for the purposes of the European Union Regulation, its center of main interest (as that term is used in Article 3(1) of the European Union Regulation) shall be situated in its jurisdiction of incorporation, and it has no “establishment” (as that term is used in Article 2(10) of the European Union Regulation) in any other jurisdiction.

9.18           Quarterly Lender Calls. Host a quarterly lender call (which may be a listen-only call) for the Lenders within a reasonable period of time following delivery of the Section 9.1 Financials to discuss the results of the fiscal period covered by the applicable financial statements (with the date and time of such call to be reasonably determined by the Borrower during normal business hours and notified to the Administrative Agent a reasonable period of time in advance of such call); provided that, it is agreed that any public equity earnings call conducted by the Borrower or a Parent Entity shall be deemed to satisfy the requirements of this Section 9.18.

Section	10. Negative Covenants

Each of Holdings (solely with respect to Section 10.9) and the Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisition) and thereafter, until the Commitments have terminated in accordance with the terms of this Agreement and the Loans, together with interest, Fees, and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations and Secured Cash Management Obligations), are paid in full:

10.1           Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness), and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred stock that are not otherwise pledged as Collateral (the “Non-Guarantor Subsidiary Preferred Stock”); provided that the Borrower may, and may permit any Restricted Subsidiary to, incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, if, after giving effect thereto, (x) in the case of Indebtedness that is secured by the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations, if the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 3.00:1.00 (or if incurred in connection with an acquisition, merger, consolidation or Investment, the Consolidated First Lien Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or Investment and (II) 3.00:1.00) (the Indebtedness under this clause (x), “First Lien Ratio Debt”), (y) in the case of Indebtedness that is secured by the Collateral on a junior basis to the Obligations, if the Consolidated Secured Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 3.75:1.00 (or if incurred in connection with an acquisition, merger, consolidation or Investment, the Consolidated Secured Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or Investment and (II) 3.75:1.00) (the Indebtedness under this clause (y), “Junior Secured Ratio Debt” and, together with First Lien Ratio Debt, “Secured Ratio Debt”) and (z) in the case of Indebtedness that is unsecured or not secured by a lien on the Collateral, if the Consolidated Total Debt to Consolidated EBITDA Ratio, on a Pro Forma Basis immediately after giving effect to such incurrence and the application of proceeds thereof, is equal to or less than 4.50:1.00 (or if incurred in connection with an acquisition, merger, consolidation or Investment, the Consolidated Total Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or Investment and (II) 4.50:1.00) (Indebtedness under this clause (z), “Unsecured Ratio Debt” and, together with the Secured Ratio Debt, the “Ratio Debt”); provided further that (i) the amount of Indebtedness (other than Acquired Indebtedness) and Disqualified Stock that may be incurred pursuant to the foregoing by Subsidiaries that are not Guarantors shall not exceed the greater of (x) $30,000,000 and (y) 17.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); (ii) Ratio Debt shall not mature earlier than Latest Term Loan Maturity Date hereunder or have a weighted average life to maturity shorter than the Term Loans; (iii) if such Ratio Debt is borrowed or issued by any Credit Party, it shall not be guaranteed by any Person that is not a Credit Party; (iv) (x) in the case of subsequent issuances of First Lien Ratio Debt, the representative for the holders of such Indebtedness shall have become a party to the First Lien Intercreditor Agreement and/or other Acceptable Intercreditor Agreement in accordance with the terms thereof, and (y) in the case of Junior Secured Ratio Debt, the Collateral Agent, the Administrative Agent and the representative of the holders of such Junior Secured Ratio Debt shall have entered into a Second Lien Intercreditor Agreement and/or other Acceptable Intercreditor Agreement; or in each case, otherwise be subject to an Acceptable Intercreditor Agreement and each of the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties any intercreditor agreement contemplated by this clause; (v) in the case of Ratio Debt incurred by a Credit Party, other than for covenants applicable only to periods after the then Latest Term Loan Maturity Date, such Indebtedness shall have covenants that are either (w) reasonably acceptable to the Administrative Agent, (X) substantially similar to the material terms of the Initial Term Loans, (Y) on then market terms (as reasonably determined by the Borrower) or (Z) when taken as a whole, no more restrictive (as determined by the Borrower in good faith) to the Borrower and its Subsidiaries, taken as a whole, than those applicable to the Initial Term Loans; it being understood and agreed that such Indebtedness may be incurred (and shall be deemed acceptable to the Administrative Agent) if such more restrictive covenant is added (only for the period prior to the then Latest Term Loan Maturity Date) for the benefit of the Initial Term Loans; provided that the addition of such more restrictive covenant shall not require the consent of the Administrative Agent or any other Secured Party (and may be implemented with only the Borrower and the lenders providing such Indebtedness) and (vi) in the case of First Lien Ratio Debt (other than revolving Indebtedness), such Ratio Debt shall be subject to the MFN Provisions.

127

The foregoing limitations will not apply to:

(a)                Indebtedness arising under the Credit Documents;

(b)                [reserved];

128

(c)                (i) Indebtedness (including any unused commitment) outstanding or contemplated on the Closing Date with an outstanding individual principal amount not in excess of $7,500,000 or listed on Schedule 10.1 and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date with an outstanding individual principal amount not in excess of $7,500,000 or listed on Schedule 10.1 (other than intercompany Indebtedness owed by a Credit Party to another Credit Party);

(d)                Indebtedness (including Financing Lease Obligations and Purchase Money Indebtedness) and Disqualified Stock and preferred stock incurred by the Borrower or any Restricted Subsidiary to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Non-Guarantor Subsidiary Preferred Stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and Non-Guarantor Subsidiary Preferred Stock incurred pursuant to this clause (d), does not exceed the greater of (x) $52,500,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); provided that Financing Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Permitted Sale Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Permitted Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Permitted Sale Leaseback (excluding any Lien ranking junior to the Lien securing the Obligations);

(e)                Indebtedness incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(f)                 Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of the Borrower or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected as Indebtedness on such balance sheet for purposes of this clause (f));

(g)                Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party is subordinated in right of payment to the Borrower’s Guarantee; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (g);

129

(h)                Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that if a Credit Party incurs such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor as the case may be; provided, further, that any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (h);

(i)                 shares of Disqualified Stock or preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Disqualified Stock or preferred stock (except to the Borrower another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Disqualified Stock or preferred stock not permitted by this clause (i);

(j)                 Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k)                obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(l)                 Indebtedness or Disqualified Stock or Non-Guarantor Subsidiary Preferred Stock not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock or Non-Guarantor Subsidiary Preferred Stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (i) the greater of (1) $62,500,000 and (2) 37.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), plus (ii) the Available Amount (it being understood that any Indebtedness or Disqualified Stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this Section 10.1 from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Non-Guarantor Subsidiary Preferred Stock under the first paragraph of this Section 10.1 without reliance on this clause (l));

(m)              the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness or Disqualified Stock or preferred stock which serves to refinance any Indebtedness or Disqualified Stock incurred as permitted under the first paragraph of this Section 10.1 and clauses (b) and (c) above, and, this clause (m) and clause (n) below or any Indebtedness or Disqualified Stock or preferred stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness or preferred stock (1) has a weighted average life to maturity at the time such Refinancing Indebtedness or preferred stock is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness or Disqualified Stock or preferred stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or secured by a Permitted Lien, (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (iii) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being Refinanced and (3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Borrower that is not the Borrower or a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Guarantor;

130

(n)                Indebtedness, Disqualified Stock or Non-Guarantor Subsidiary Preferred Stock of (i) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition, merger or consolidation or other Investments permitted hereunder; provided that (I) the amount of Indebtedness (other than Acquired Indebtedness) and Disqualified Stock or Non-Guarantor Subsidiary Preferred Stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (x) $30,000,000 and (y) 17.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), (II) such Indebtedness shall not mature earlier than Latest Term Loan Maturity Date hereunder or have a weighted average life to maturity shorter than the Term Loans, (III) in the case of such Indebtedness incurred by a Credit Party, other than for covenants applicable only to periods after the then Latest Term Loan Maturity Date, such Indebtedness shall have covenants that are either (W) reasonably acceptable to the Administrative Agent, (X) substantially similar to the material terms of the Initial Term Loans, (Y) on then market terms (as reasonably determined by the Borrower) or (Z) when taken as a whole, no more restrictive (as determined by the Borrower in good faith) to the Borrower and its Subsidiaries, taken as a whole, than those applicable to the Initial Term Loans; it being understood and agreed that such Indebtedness may be incurred (and shall be deemed acceptable to the Administrative Agent) if such more restrictive covenant is added (only for the period prior to the then Latest Term Loan Maturity Date) for the benefit of the Initial Term Loans (provided that the addition of such more restrictive covenant shall not require the consent of the Administrative Agent or any other Secured Party (and may be implemented with only the Borrower and the lenders providing such Indebtedness)) and (IV) in the case of such Indebtedness under this clause (n)(i) secured by a Lien on the Collateral that is secured on a pari passu basis with the Initial Term Loans (other than revolving Indebtedness), such Ratio Debt shall be subject to the MFN Provisions; provided that after giving effect to any such acquisition, merger, consolidation or Investment described in this clause (n) and the incurrence of such associated Indebtedness pursuant to this clause (i), the aggregate principal amount of such Indebtedness shall not exceed (at the time of incurrence) the sum of (A) the greater of (I) $43,750,000 and (II) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) plus (B) an uncapped amount subject to (1) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien on the Collateral securing the Obligations, the Consolidated First Lien Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (X) the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or other Investments and (Y) 3.00 to 1.00, (2) if such Indebtedness is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, the Consolidated Secured Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (X) the Consolidated Secured Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation or other Investments and (Y) 3.75 to 1.00 and (3) if such Indebtedness is unsecured or secured by assets that are not Collateral, the Consolidated Total Debt to Consolidated EBITDA Ratio on a Pro Forma Basis would not exceed the greater of (I) the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such acquisition, merger, consolidation other Investments and (II) 4.50 to 1.00; or (ii) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms hereof (including designating an Unrestricted Subsidiary a Restricted Subsidiary), so long as in the case of clause (ii), such Acquired Indebtedness is (I) not incurred in contemplation of such assumption, (II) only secured by assets that are collateral, or required to be added collateral pursuant to the terms of such Acquired Indebtedness and (III) only guaranteed by Persons that are already guarantors or required to be added as a guarantor pursuant to the terms of such Acquired Indebtedness;

131

(o)                Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p)                (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 10.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(q)                (1) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness by a Restricted Subsidiary that is not a Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower;

(r)                 Indebtedness of Restricted Subsidiaries that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding, $25,000,000 (it being understood that any Indebtedness incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (r));

(s)                 Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t)                 Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(u)                Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 10.5(b);

(v)                Indebtedness, Disqualified Stock or Non-Guarantor Subsidiary Preferred Stock of the Borrower or a Restricted Subsidiary in an aggregate outstanding principal amount up to 100% of the aggregate amount of net cash proceeds received after the Closing Date by the Borrower from (x) the issuance or sale of its Qualified Equity Interests or (y) without duplication of clause (x), a cash contribution to its common equity with the net cash proceeds from the issuance and sale by Holdings of its Qualified Equity Interests (or shareholder loans on terms reasonably acceptable to the Administrative Agent) or a cash contribution to its common equity (in each case of clauses (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from, the Borrower or any of its Restricted Subsidiaries) .

(w)              Indebtedness in respect of (i) Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(i); and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in clause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness;

132

(x)                Indebtedness incurred by Credit Parties in respect of (i) Permitted Other Indebtedness that (x) is unsecured, (y) have the same lien priority on the Collateral as the Obligations (without regard to control of remedies); or (z) is secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations; provided that the aggregate principal amount of all such Indebtedness issued or incurred pursuant to this clause (x)(i) shall not exceed the Maximum Incremental Facilities Amount at such time of incurrence and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (I) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses and premium and accrued and unpaid interest in connection with such refinancing), (II) such Indebtedness shall otherwise comply with the definition of Permitted Other Indebtedness;

(y)                (i) Indebtedness in respect of Permitted Exchange Securities incurred pursuant to a Permitted Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness; and

(z)                Indebtedness of joint ventures subject to the restrictions set forth in this Section 10.1 in an amount not to exceed, in the aggregate at any one time outstanding, the greater of (x) $17,500,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis).

For purposes of determining compliance with this Section 10.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (y) above or is entitled to be incurred pursuant to the first paragraph of this Section 10.1, the Borrower, in its sole discretion, will classify and may reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 10.1.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clause (a) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.

133

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

10.2           Limitation on Liens. the Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur or assume any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”), except if such Subject Lien is a Permitted Lien.

10.3           Limitation on Fundamental Changes. the Borrower will not, and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in a form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3), and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

134

(b) so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(c) the Transactions, the Acquisition Transactions and/or any Permitted Tax Reorganization may be consummated;

(d) (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any other Restricted Subsidiary or (ii) any Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party;

(e) any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(g) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale (which for purposes of this Section 10.3(g), will include any disposition below the dollar threshold set forth in clause (d) of the definition of “Asset Sale”) permitted by Section 10.4 or a transaction permitted pursuant to Section 10.5 or an investment that constitutes a Permitted Investment; and

135

(h) so long as no Event of Default has occurred and is continuing or would result therefrom, any Restricted Subsidiary may change its legal form or reincorporate into a state, commonwealth or territory of the United States, or analogous political subdivisions of Luxembourg or Ireland or to the extent such change or reincorporation does not disadvantage the Secured Parties in respect of any Guarantees or the Collateral and with the consent of the Administrative Agent, into a different jurisdiction than the jurisdiction of its incorporation.

10.4           Limitation on Sale of Assets. Except for any disposition or Asset Sale of the Specified Assets (including the Equity Interests in the Person that owns the Specified Assets), the Borrower will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b) except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of the greater of (x) $27,500,000 and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(i)       any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms Junior Debt, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower r and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)       any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii)       Indebtedness, other than liabilities that are by their terms Junior Debt, that are of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and

136

(iv)       any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of $62,500,000 or 35.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this Section 10.4 of this provision and for no other purpose.

Within the Reinvestment Period after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:

(i)       to prepay Loans or other Indebtedness in accordance with Section 5.2(a)(i); and/or

(ii)       to make investments in the Borrower and its Subsidiaries (including in any assets useful to their business, including any Investment (other than an Investment in cash or Cash Equivalents)); provided that the Borrower and the Restricted Subsidiaries will be deemed to have complied with this clause (ii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (ii) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within six (6) months of the end of the Reinvestment Period and, in the event any such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary prepays the Loans in accordance with Section 5.2(a)(i); provided that, to the extent any Net Cash Proceeds from an Asset Sale are used to replenish cash or prepay any Indebtedness incurred to fund any investment contemplated by this clause (ii) during the 6-month period prior to receipt of such Net Cash Proceeds, such Net Cash Proceeds shall be deemed to have been invested in accordance with this clause (ii) for all purposes of this Agreement.

(c) Pending the final application of any Net Cash Proceeds pursuant to this Section 10.4, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds to temporarily reduce Indebtedness outstanding under any revolving credit facility or otherwise utilize such Net Cash Proceeds in any manner not prohibited by this Agreement.

To the extent any Collateral is disposed of through any transaction permitted by this Agreement and the other Credit Documents, such that the relevant assets are (or become) owned by any Person that is not a Credit Party (or a Credit Party ceases to be a Credit Party in accordance with this Agreement and the other Credit Documents), such Collateral shall be sold or disposed of free and clear of the Liens created by the Credit Documents (and it is understood and agreed that such Liens are automatically released upon such Disposition or other transaction) and the Administrative shall be authorized by each Secured Party to take and shall take any actions deemed appropriate in order to evidence the foregoing release (including, filing the relevant terminations evidencing such release or returning or releasing the relevant Collateral to evidence such release); it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such, shall have no liability with respect to taking any such actions.

137

10.5           Limitation on Restricted Payments.

(a)                the Borrower will not, and will not permit any Restricted Subsidiary to:

(1)                declare or pay any dividend or make any payment or distribution on account of the Borrower or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A)       dividends or distributions by the Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or

(B)       dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)                purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, including in connection with any merger or consolidation;

(3)                make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, the principal of any Junior Debt with an aggregate principle amount in excess of the Threshold Amount of the Borrower or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 10.1 or (B) the purchase, repurchase or other acquisition of Junior Debt with an aggregate principle amount in excess of the Threshold Amount purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within six (6) months of the date of purchase, repurchase or acquisition; or

(4)                make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i)       other than in the case of a Restricted Investment, to the extent utilizing amounts available under clause (b) of the Available Amount, no Specified Event of Default would occur as a consequence thereof;

(ii)       [reserved]; and

138

(iii)       such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(C) and (9) of Section 10.5(b) below, but excluding all other Restricted Payments permitted by Section 10.5(b)), is less than the Available Amount.

(b)                The foregoing provisions of Section 10.5(a) will not prohibit:

(1)                the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2)                (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt with an aggregate principle amount in excess of the Threshold Amount of the Borrower or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 10.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)                the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 10.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or secured by a Permitted Lien or (ii) secured by a Lien ranking junior to the Liens securing the Obligations, then such new Indebtedness shall be unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or a Permitted Lien and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired;

139

(4)                a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any direct or indirect parent company of the Borrower, or their estates, descendants, family, spouse or former spouse pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect parent company of the Borrower in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the Borrower or any direct or indirect parent company of the Borrower in connection with the Transactions, the Acquisition Transactions and/or any Permitted Tax Reorganization; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year the greater of (x) $26,250,000 and (y) 15.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Borrower, in each case to any future, present or former employees, directors, managers or consultants of the Borrower, any of its Subsidiaries or any direct or indirect parent company of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c), (d) and (i) of the definition of Available Amount, plus (B) the cash proceeds of key man life insurance policies received by the Borrower and the Restricted Subsidiaries after the Closing Date, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4) (it being agreed that any unused amounts in any calendar year that is available under this clause (4) may be carried over to any following calendar year); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Borrower, any direct or indirect parent company of the Borrower or any Restricted Subsidiary, or their estates, descendants, family, spouse or former spouse pursuant in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 10.5 or any other provision of this Agreement;

(5)                the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 10.1; provided that, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Disqualified Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a Pro Forma Basis, the Borrower and the Restricted Subsidiaries on a consolidated basis would have had a Consolidated Total Debt to Consolidated EBITDA Ratio no greater than 2.00 to 1.00;

140

(6)                (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date; (B) the declaration and payment of dividends to any direct or indirect parent company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Closing Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or (C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 10.5(b); provided that, in the case of each of (A), (B), and (C) of this clause (6), for the most recently ended Test Period immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)                [reserved];

(8)                (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager, or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(9)                the declaration and payment of dividends on the Borrower common stock (or the payment of dividends to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), in an amount per annum equal to the sum of (i) up to the sum of (i) 6.00% per annum of the net cash proceeds received by the Borrower from any public offering of the Capital Stock of the Borrower or any Parent Entity following the Closing Date, other than public offerings with respect to the Borrower’s (or such Parent Entity’s) common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution plus (ii) 7.00% per annum of the Market Capitalization of the Borrower (or the applicable Parent Entity), minus amounts available under this clause (9) allocated to clause (xiii) of the definition of “Permitted Investments”;

(10)            Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Closing Date;

(11)            Other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11)(I) not to exceed the greater of (x) $17,500,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

141

(12)            distributions or payments of Securitization Fees;

(13)            any Restricted Payment made in connection with the Transactions, the Acquisition Transactions and/or any Permitted Tax Reorganization and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Borrower to permit payment by such parent of such amount), to the extent permitted by Section 9.9 (other than clause (b) thereof), and Restricted Payments in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Permitted Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under the Acquisition Agreement, any Permitted Acquisitions or other Permitted Investments;

(14)            subject to the LCT Provisions, other Restricted Payments subject to no resulting Event of Default; provided that after giving Pro Forma Effect to such Restricted Payments, (x) in the case of Restricted Payments pursuant to clauses (1) and (2) of the definition thereof, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 1.50:1.00 (as determined on a Pro Forma Basis) and (y) if the case of Restricted Payments pursuant to clause (3) of the definition thereof, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 2.00:1.00 (as determined on a Pro Forma Basis);

(15)            the declaration and payment of dividends by the Borrower to, or the making of loans to, any direct or indirect parent company of the Borrower in amounts required for any direct or indirect parent company to pay: (A) franchise and excise taxes, and other fees and expenses, required to maintain its organizational existence, (B) for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for applicable foreign, federal, state and/or local income tax purposes of which a direct or indirect parent of the Borrower is the common parent (a “Tax Group”), to pay the portion of any consolidated, combined or similar foreign, federal, state and/or local income and/or similar tax (as applicable) of such Tax group for such taxable period, to the extent that such income taxes are attributable to the income of the Borrower and the Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Subsidiaries, provided that in each case the amount of such payments with respect to any year does not exceed the amount that the Borrower and its Subsidiaries (to the extent described above) would have been required to pay in respect of such foreign, federal, state and local income taxes for such year had the Borrower and its Subsidiaries been a stand-alone taxpayer or stand-alone tax group (separate from any such direct or indirect parent company of the Borrower) for all years ending after the Closing Date, (C) customary salary, bonus, and other benefits payable to officers, employees, directors, and managers of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including Borrower’s proportionate share of such amount relating to such parent company being a public company, (D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect parent company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such parent company being a public company, (E) amounts required for any direct or indirect parent company of the Borrower to pay fees and expenses incurred by any direct or indirect parent company of the Borrower related to (i) the maintenance by such parent entity of its corporate or other entity existence and (ii) transactions of such parent company of the Borrower of the type described in clause (xi) of the definition of Consolidated Net Income, (F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any such direct or indirect parent company of the Borrower, (G) to pay Public Company Costs, (H) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provisions of Section 9.9 (other than Sections 9.9(b) and (g)) and (I) repurchases deemed to occur upon the cashless exercise of stock options;

142

(16)            the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower , in each case, permitted under this Agreement; and

(17)            the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are from cash and/or Cash Equivalents contributed to such Unrestricted Subsidiaries by the Borrower or a Restricted Subsidiary).

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 10.5(a) or under clauses (7), (10), or (11) of Section 10.5(b), or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of clauses (1) through (17) above or is entitled to be made pursuant to Section 10.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (1) through (17), Section 10.5(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments”, in a manner that otherwise complies with this covenant.

(c)                [Reserved].

10.6           Burdensome Agreements. The Borrower will not permit any of the Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, except (in each case) for such encumbrances or restrictions existing under or by reason of:

143

(i)               contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(ii)               [reserved];

(iii)               purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Financing Lease Obligations that impose restrictions of the nature discussed in clause (c) or clause (d) above on the property so acquired;

(iv)               Requirement of Law or any applicable rule, regulation or order;

(v)               any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(vi)               contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii)               (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii)               restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)               other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 10.1;

(x)               customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;

(xi)               customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii)               restrictions created in connection with any Permitted Securitization Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Permitted Securitization Financing; and

144

(xiii)               any encumbrances or restrictions of the type referred to in clauses (a), (b), (c) and (d) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.7           [Reserved].

10.8           Amendment of Junior Debt Documents. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, amend the terms of any Junior Debt with an aggregate principle amount in excess of the Threshold Amount or any of its organizational documents in a manner materially adverse to the Lenders, taken as a whole, in their capacity as such (as reasonably determined by the Borrower).

10.9           Passive Holdings Covenant. Holdings shall not conduct, transact or otherwise engage in any business or operations or hold any assets other than (i) the ownership and/or acquisition of the Capital Stock of the Borrower or contribution to the capital of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower and its Subsidiaries, (iv) the performance of its obligations under and in connection with (A) the Credit Documents, any documentation governing any Permitted Other Indebtedness, Ratio Debt, or Indebtedness permitted pursuant to Section 10.1(l), 10.1(n) and/or 10.1(v), or any Refinancing Indebtedness of any of the foregoing or (B) any documentation governing Indebtedness permitted under clause (xi) below, (v) any public offering of its common stock or any other issuance or registration of its Stock for sale or resale not prohibited by Section 10, including the costs, fees and expenses related thereto, (vi) the making of any dividend or the holding of any cash received in connection with dividends made by the Borrower in accordance with Section 10.5 pending application thereof, (vii) incurring fees, costs and expenses relating to overhead and general operating, including professional fees for legal, tax and accounting matters and filing tax returns and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted hereunder, (ix) activities incidental to the consummation of the Transactions, the Acquisition Transactions and/or any Permitted Tax Reorganization, (x) any transactions contemplated or otherwise expressly permitted under Section 10, (xi) the incurrence of Indebtedness (I) that is unsecured and in an aggregate outstanding amount not to exceed the greater of (X) $35,000,000 and (Y) 20.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) or (II) that is subordinated in right of payment to the Obligations and (xii) activities incidental to the businesses or activities described in clauses (i) through (xi) of this Section 10.9. Holdings shall not (i) permit any Liens to exist on the Capital Stock of the Borrower (other than Liens securing Indebtedness described in clause (iv)(B) of this Section 10.9 and non-consensual Permitted Liens) and (ii) change its organizational form, structure or jurisdiction of formation without the consent of the Administrative Agent.

Section	11. Events of Default

Upon the occurrence of any of the following specified events (each, after expiration of any applicable grace period, an “Event of Default”):

145

11.1           Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document; or

11.2           Representations, Etc. Any representation, warranty or statement made or deemed made by the Borrower or any Restricted Subsidiary herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3           Covenants. The Borrower or any Restricted Subsidiary (or, in the case of Section 10.9, Holdings) shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (solely with respect to the Borrower), Section 9.14(d) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4           Default Under Other Agreements. (a) the Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) with an outstanding amount in excess of the Threshold Amount, for the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of the Threshold Amount that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of the Threshold Amount that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder; provided further that, with respect to this Section 11.4, it is understood and agreed that (x) any default or event of default in respect of a financial covenant under any Indebtedness (other than the Obligations) shall not constitute a Default or Event of Default in respect of any Loans or Commitments hereunder unless and until the applicable lenders or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) has caused, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity (and such actions have not been rescinded), (y) any event or condition set forth under this Section 11.4 shall not, until the expiration of any applicable grace period or the delivery of any applicable notice by the applicable holder or holders of such Indebtedness, constitute a Default or Event of Default for purposes of this Agreement and (z) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 11 shall not constitute a Default or Event of Default for purposes of this Agreement; or

146

11.5           Bankruptcy, Etc. Holdings, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Significant Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, interim-receiver, receiver manager, trustee, liquidator, administrator, administrative receiver, examiner or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Significant Subsidiary; or Holdings, the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, compromise, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration, examinership or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Significant Subsidiary; or there is commenced against Holdings, the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, the Borrower or any Significant Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, interim-receiver, receiver manager, trustee, administrator, examiner or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any Significant Subsidiary makes a general assignment, compromise, arrangement or proposal for the benefit of creditors.

11.6           ERISA and Other Employee Benefit Matters. (a) An ERISA Event or a Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States District Court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner or (e) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (a) through (e), such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

147

11.7           Guarantee. Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8           Pledge Agreement. Subject to the Legal Reservations in the case of any Foreign Pledge Agreement and the Irish Share Charge and Security Assignment, U.S. Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Borrower or any Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, as a result of acts or omissions of the Collateral Agent in respect of the Collateral Agent’s failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or

11.9           Security Agreement. Subject to the Legal Reservations in the case of any Foreign Security Agreement and the Irish Debenture, U.S. Security Agreement, each Foreign Security Agreement or any other Security Document pursuant to which the assets of Holdings, the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or, as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement or any comparable filing in any applicable jurisdiction)) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the U.S. Security Agreement, any Foreign Security Agreement or any other Security Document; or

11.10        Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any of the Restricted Subsidiaries involving a liability in excess of the Threshold Amount in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.11        Change of Control. A Change of Control shall occur.

11.12        Remedies Upon Event of Default. If an Event of Default occurs and is continuing, the Administrative Agent may, with the consent of, and shall, at the written request of, the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against Holdings and the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to Holdings or the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii), and (iv) below shall occur automatically without the giving of any such notice): (i) [reserved]; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by applicable law; (iii) [reserved]; and/or (iv) [reserved].

148

Notwithstanding anything to the contrary contained herein or in any other Credit Document, no action or remedy may be taken by the Administrative Agent and/or any other Secured Party with respect to any Default or Event of Default resulting from any action (including any transaction) taken by (or inaction of) Holdings and its Restricted Subsidiaries, if such action (or transaction) by (or inaction of) Holdings and its Restricted Subsidiaries has been reported publicly or affirmatively reported to the Administrative Agent more than two (2) years prior to such action or remedy (it being agreed that, any Event of Default pursuant to Sections 11.1 (other than with respect to expenses for which there is a good faith dispute), 11.5 (solely with respect to the Borrower), 11.7, 11.8 and 11.9 shall not be subject to the provisions of this paragraph).

11.13        Application of Proceeds. Subject to the terms of any applicable intercreditor agreement, any amount received by the Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.4 shall be applied:

(i)               first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or the Collateral Agent in connection with any collection or sale of the Collateral or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document to the extent reimbursable hereunder or thereunder;

(ii)               second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution; and

(iii)               third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.

Section	12. The Agents

12.1           Appointment.

(a)                Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Section 12.1(c) with respect to the Joint Lead Arrangers and Bookrunners and Sections 12.1, 12.9, 12.11 and 12.12 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and none of Holdings, the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings, the Borrower or any of their respective Subsidiaries.

149

(b)                The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c)                Each of the Joint Lead Arrangers and Bookrunners each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2           Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

12.3           Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

150

12.4           Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings and the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable law.

12.5           Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or Holdings, the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

12.6           Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender,. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

151

12.7           Indemnification. The Lenders agree to severally indemnify each Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against an Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to an Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Holdings or the Borrower; provided that such reimbursement by the Lenders shall not affect Holdings’ or the Borrower’ continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 12.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, partners, representatives, assigns, controlling persons, employees, trustees, investment advisors and agents and successors.

152

12.8           Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.

12.9           Successor Agents.

(a)                Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) so long as no Specified Event of Default is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, or to the extent the Required Lenders have not designated a replacement agent within ten (10) Business Days of receipt of notice of such resignation, the Borrower shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if the Administrative Agent or the Collateral Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.

(b)                [Reserved].

(c)                With effect from the Resignation Effective Date, (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 12.9). Except as provided above, any resignation of Citibank, N.A. as the Administrative Agent pursuant to this Section 12.9 shall also constitute the resignation of Citibank, N.A. as the Collateral Agent. The fees payable by Holdings or the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between Holdings or the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.7) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

153

(d)                [Reserved].

12.10        Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 12.10. The agreements in Section 12.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

12.11        Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) evidence the automatic release of any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the Final Maturity Date and the payment in full (or Cash Collateralization) of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made and Secured Hedge Obligations and Secured Cash Management Obligations), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) if the property subject to such Lien is owned by a Credit Party, upon the release of such Credit Party from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 13.1; (b) evidence the automatic release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary; other than, at the election of the Borrower, any Excluded Subsidiary joined as a Guarantor pursuant to Section 9.11) as a result of a transaction or designation permitted hereunder, or at the election of and request of the Borrower, the release of any Parent Entity joined as a Guarantor pursuant to Section 9.11; provided that, in the case of this clause (b), no Subsidiary shall cease to be a Guarantor solely as a result of such Guarantor ceasing to be a wholly-owned Subsidiary of the Borrower if the transfer of the relevant equity interests is (x) to an Affiliate of the Borrower or (y) not for a bona fide business purpose (as reasonably determined by the Borrower in good faith); (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clause (vi) (solely with respect to Section 10.1(d)), and (ix) of the definition of Permitted Lien; or (d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, including the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement or other Acceptable Intercreditor Agreement.

154

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 12.11, irrespective of any discharge of the Borrower’ obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 12.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 12.11.

12.12        Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. For the avoidance of doubt, nothing in this Section 12.12 shall be construed to limit the right of any Lender from (1) exercising setoff rights in accordance with Section 13.8, or (2) filing proofs of claim or appearing on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law.

155

12.13        Intercreditor Agreement Governs. The Administrative Agent, the Collateral Agent and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement (including any Acceptable Intercreditor Agreement), collateral trust agreement, subordination agreement or other intercreditor arrangement (collectively, an “Intercreditor Agreement”) entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each Intercreditor Agreement entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement that includes, or to amend any then-existing Acceptable Intercreditor Agreement to provide for, the priority contemplated by this Agreement.

12.14        Lender Action. The Lenders and each other Secured Party agrees it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party under any of the Credit Documents (including set-off rights) without the prior written consent of the Administrative Agent or the Required Lenders. For the avoidance of doubt, the foregoing does not prevent or limit a Hedge Bank from exercising any rights to close out and/or terminate any Secured Hedge Agreement or transaction thereunder to which it is a party or net any such amounts in each case pursuant to the terms of such Secured Hedge Agreement.

12.15        Erroneous Payments.

(a)                If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five (5) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.15 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

156

(b)                Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)               it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)               such Lender or Secured Party shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.15(a) or on whether or not an Erroneous Payment has been made.

(c)                Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)                (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

157

(ii)               Subject to Section 13.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)                The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 12.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

158

(f)                 To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)                Each party’s obligations, agreements and waivers under this Section 12.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Section	13. Miscellaneous

13.1           Amendments, Waivers, and Releases.

(a)                Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except (x) as otherwise expressly provided for in this Agreement (including provisions that allow amendments with just the consent of the Borrower and lenders providing any applicable Indebtedness and/or amendments that may be entered into between only the Borrower and the Administrative Agent (in certain cases, with the negative consent of the Required Lenders)) or (y) in accordance with the provisions of this Section 13.1. Except as provided to the contrary under Section 2.14 and 2.15 and clauses (e) and (f) of this Section 13.1 in respect of Replacement Term Loans, and other than with respect to any amendment, modification or waiver contemplated in the proviso to clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (A) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (B) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the scheduled maturity date of any Loan or reduce the stated rate of interest, premium or fees (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate”, amend the MFN Provisions or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment of any interest, premium or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or amend or modify any provisions of Sections 5.3(a) (with respect to the ratable allocation of any payments only) 13.8(a) or 13.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the MFN Provisions, any financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium, interest or fees or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person, or (iv) amend Section 11.13 or Section 13.8(a) without the prior written consent of each Lender directly and adversely affected thereby, or (v) prior to an Event of Default under Section 11.5, amend or modify any term or provision of any Loan Document to permit the issuance or incurrence of any Indebtedness for borrowed money with respect to which (x) the Liens on all or substantially all of the Collateral securing the Initial Term Loans would be subordinated or (y) the Initial Term Loans would be subordinated in right of payment, in each case without the written consent of each Lender of such Class directly and adversely affected thereby; it being agreed that in any case, this clause (v) shall not apply to a “DIP financing” to be incurred after an Event of Default under Section 11.5, or (vi) change any Incremental Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to an Incremental Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or (vii) release all or substantially all of the Guarantors under the Guarantees or release all or substantially all of the Collateral under the Security Documents without the prior written consent of each Lender directly and adversely affected thereby, or (viii) decrease the Initial Term Loan Repayment Amount applicable to Initial Term Loans or extend any scheduled Initial Term Loan Repayment Date applicable to Initial Term Loans, in each case without the written consent of each Lender directly and adversely affected thereby, or (ix) reduce the percentages specified in the definitions of the terms Required Lenders or amend, modify or waive any provision of this Section 13.1 that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender or (y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender. Furthermore, in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower Effective Yield, only the consent of each Lender holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required.

159

(b)                Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender), and (z) that the principal amount of any Loan owed to such Lender may not be decreased or reduced without the consent of such Lender.

160

(c)                [Reserved].

(d)                Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

(e)                Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Collateral Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans.

(f)                 In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith), (b) [reserved], (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) other than for covenants applicable only to periods after the then Latest Term Loan Maturity Date, the covenants of such Replacement Term Loans shall be (w) reasonably acceptable to the Administrative Agent, (x) substantially similar to the material terms of the Refinanced Term Loans, (y) on then market terms (as reasonably determined by the Borrower) or (z) when taken as a whole, no more restrictive (as determined by the Borrower in good faith) to the Borrower and its Subsidiaries, taken as a whole, than those applicable to the Refinanced Term Loans; it being understood and agreed that such Replacement Term Loans may be incurred (and shall be deemed acceptable to the Administrative Agent) if such more restrictive covenant is added (only for the period prior to the then Latest Term Loan Maturity Date) for the benefit of the Refinanced Term Loans; provided that the addition of such more restrictive covenant shall not require the consent of the Administrative Agent or any other Secured Party (and may be implemented with only the Borrower and the lenders providing such Replacement Term Loans).

161

(g)                The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for (w) contingent indemnification obligations in respect of which a claim has not yet been made, (x) Secured Hedge Obligations, (y) [reserved], and (z) Secured Cash Management Obligations), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, and (vii) if such assets constitute Excluded Property or Excluded Stock or Stock Equivalents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

(h)                Notwithstanding anything herein to the contrary, the Credit Documents may be amended to add syndication or documentation agents and make customary changes and references related thereto with the consent of only the Borrower and the Administrative Agent.

(i)                 Notwithstanding anything in this Agreement (including, without limitation, this Section 13.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility, including to amend the scheduled amortization payments pursuant to Section 2.5 to create any fungible Class of Term Loans so long as the resulting scheduled amortization payments are not less than otherwise payable to each applicable Term Lender); (ii) no Lender consent is required to effect any amendment or supplement to any Acceptable Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such Acceptable Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature, and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

162

(j)                 Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 9.12, 9.13 and 9.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

(k)                (i) In connection with (x) the solicitation of any amendment, waiver or consent from the Lenders (or a sub-group thereof) or (y) determining whether Lenders constituting Required Lenders have (A) rejected any request requiring confirmation pursuant to any “negative consent” provision in this Agreement or (B) directed the Administrative Agent or the Collateral Agent to deliver a notice of Default or Event of Default, exercise any right or remedy of the Administrative Agent or the Collateral Agent hereunder or otherwise act pursuant to the terms of the Credit Documents, each Lender (other than a regulated commercial bank (but not, for the avoidance of doubt, any of its non-regulated business or any of its Funds)), (1) in the case of clause (x) above to the extent the applicable amendment, waiver or consent is not approved by the requisite Lenders required hereunder, that is not a consenting Lender (as a result of either abstaining from the vote or affirmatively objecting the request) shall, within three (3) Business Days after receiving notice in writing from the Borrower that the vote has not been approved, deliver to the Administrative Agent in writing a representation that, as of the date of such Net Short Representation, either (A) it is Net Short or (B) it cannot reasonably ascertain whether it is Net Short after making due inquiry but it agrees that its Loans and/or Commitments shall be treated as not being outstanding for the specific matter giving rise to such requirement of confirming Net Short status (a “Net Short Representation”), or either (I) shall make as of the date of such Net Long Representation or (II) shall otherwise be deemed to have made as of the date of such notice, in all other cases, a representation to the Borrower and the Administrative Agent that it is not Net Short (a “Net Long Representation”; such Net Long Representation or a Net Short Representation, a “Position Representation”) and (2) in the case of clause (y) above, that is a Lender objecting the confirmation in the case of clause (y)(A) above or a Lender making a direction to the Administrative Agent or the Collateral Agent in the case of clause (y)(B) above, shall, concurrently with the delivery of such objection or direction, as applicable, deliver to the Administrative Agent a Net Long Representation, which representation, in the case of a direction described in clause (y)(B) above, shall be deemed repeated at all times until the resulting Default or Event of Default is cured or otherwise ceases to exist or until the Loans and/or the Commitments are validly accelerated pursuant to Section 11.12. The Borrower and the Administrative Agent shall be entitled to rely on each such Position Representation. The Borrower and the Administrative Agent may establish such procedures as may be necessary or advisable to accomplish the purposes of the foregoing.

163

(ii)                                       In the case of clause (i)(x) above, the Loans and/or Commitments held by any Lender who has given a Net Short Representation shall be treated as not being outstanding for the purpose of determining the necessary consents from Lenders (or a subgroup thereof) in respect of the relevant matter. In the case of clause (i)(y) above, the Loans and/or Commitments held by any Lender that is Net Short shall be treated as not having rejected such request requiring confirmation or voted for such direction to the Administrative Agent or the Collateral Agent.

(iii)                                     Any Lender who (x) has made a Net Short Representation (other than a Net Short Representation described in clause (B) of the definition thereof) or (y) who was Net Short but who made and was deemed to have made a Net Long Representation at the time such representation was required to be made shall, in each case, be treated as a Disqualified Lender for all purposes of the Credit Documents.

(iv)                                      The Administrative Agent shall not be responsible or have any liability to the Borrower or any other party hereto for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Section 9.08(i) or the determination of whether a Lender is Net Short. The Borrower may, it is sole and absolute discretion exercisable at any time, waive any specific breach described in clause (iii) above by any specific Lender by delivering a written confirmation of such waiver to the Administrative Agent.

(l)                 (i) Notwithstanding anything to the contrary in this Agreement, any amendment, waiver or modification of any term or provision of this Agreement or any other Credit Document that by its terms directly affects Lenders under one or more Classes and does not directly and adversely affect Lenders under one or more other Classes may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under 13.1(a) if such Class of Lenders were the only Class of Lenders hereunder at the time and (y) any term or provision that by its terms is more favorable to the Lenders under one or more Classes in their capacity as such (as reasonably determined by the Administrative Agent) may be added for the benefit of the Lenders of such Class with an amendment entered into between the Borrower and the Administrative Agent.

13.2           Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Holdings, the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

164

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings and the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

13.3           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

13.4           Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5           Payment of Expenses; Indemnification.

(a)                The Borrower agrees (i) to pay or reimburse each of the Agents for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, negotiation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith (in the case of any amendment, supplement, modification or waiver, whether or not effective), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of (x) Davis Polk & Wardwell LLP (or such other counsel as may be agreed by the Administrative Agent and the Borrower), (y) one counsel in each relevant material jurisdiction and (z) other advisors and consultants to the Agents to the extent the Borrower provides written consent thereto (in its sole discretion), (ii) to pay or reimburse each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Administrative Agent and the Collateral Agent, and, to the extent required, one firm or local counsel in each relevant material jurisdiction with the Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned) (which may include a single special counsel acting in multiple jurisdictions), and (iii) to pay, indemnify and hold harmless each Lender, each Agent and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever (and the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees), of another firm of counsel for all similarly affected Indemnified Persons), and to the extent required, one firm or local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto), arising out of any Commitment, Loan or the use or proposed use of the proceeds therefrom, arising out of, or with respect to the Transactions or to the execution, delivery, performance, administration and enforcement of this Agreement, the other Credit Documents and any such other documents, agreements, letters or instruments delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials attributable to the Borrower or any of its Subsidiaries (all the foregoing in this clause (iii), regardless of whether brought by the Borrower, any of its subsidiaries or any other Person collectively, the “Indemnified Liabilities”); provided that Holdings and the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by Holdings, the Borrower or any of their respective Subsidiaries; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in the immediately preceding clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 13.5 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim. Holdings, the Borrower and their subsidiaries shall not be liable for any settlement of any proceeding effected without the Borrower’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if such proceeding is settled with the written consent of the Borrower or if a final and non-appealable judgment is entered against an Indemnified Person in such proceeding, the Borrower shall indemnify and hold harmless such Indemnified Person to the extent specified in this paragraph (a). Holdings, the Borrower and their Subsidiaries shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

165

(b)                Each Indemnified Person agrees (x) that the Borrower shall have no obligation to reimburse such Indemnified Person for fees and expenses and (y) to return and refund any and all amounts paid by the Borrower pursuant to this Section 13.5, in the case of each of clauses (x) and (y), to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms of the Credit Documentation.

166

(c)                No Credit Party, any Affiliate of a Credit Party or Indemnified Person (or any Related Party of an Indemnified Person) shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit Holdings’ and the Borrower’ indemnification obligations to the Indemnified Persons pursuant to Section 13.5(a) or under any other provision of this Agreement or any of the other Credit Agreement Documents. No Indemnified Person (or any Related Party of an Indemnified Person) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.

13.6           Successors and Assigns; Participations and Assignments.

(a)                The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 13.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                (i) Subject to the conditions set forth in clause (b)(ii) below and Section 13.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of

(A)	the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment Loans or Commitments of to a Lender, an Affiliate of a Lender, or an Approved Fund or (2) an assignment of Loans or Commitments to any assignee if a Specified Event of Default has occurred and is continuing; and

(B)	the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

The Borrower’s consent shall be deemed to have been given with respect to an assignment of Term Loans if the Borrower has not responded within 15 Business Days after having received a written assignment request. Notwithstanding the foregoing, no such assignment shall be made to a natural Person, Disqualified Institution (provided that assignments may be made to Disqualified Institutions (other than competitors) unless a list of Disqualified Institutions (other than competitors) is available upon request to any Lender) or Defaulting Lender. For the avoidance of doubt, the Administrative Agent, in its capacity as such, shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Institutions at any time.

167

(ii)       Assignments shall be subject to the following additional conditions:

(A)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (and shall, in each case be in an integral multiple thereof), unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld, delayed or conditioned) or, if less, the assignment constitutes all of the applicable Lender’s Term Loans; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing; provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such recordation fee shall not be payable in the case of assignments (x) by any Affiliate of the Joint Lead Arrangers and Bookrunners, (y) for any assignments to the Borrower or an Affiliate of the Borrower made in accordance with Section 13.6(h) or 13.6(i) and/or (z) assignments among a Lender and its Affiliates or Approved Funds;

(D)	the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and

(E)	any assignment to Holdings, the Borrower or any Subsidiary shall also be subject to the requirements of Section 13.6(h).

168

(iii)       Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Credit Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 13.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv)       The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (as required under Section 5.4(e) unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c)                (i) Any Lender may, without the consent of, or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than (x) a natural person, (y) Holdings, the Borrower or any of their Subsidiaries and (z) any Disqualified Institution; provided, however, that participations may be sold to Disqualified Institutions unless a list of Disqualified Institutions has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Institutions or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) and (vii) of the second proviso in the second sentence of Section 13.1(a) that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender)). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant shall be subject to Section 13.8(a) as though it were a Lender.

169

(ii)       A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Law after the sale of the Participations takes place. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)                Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                Subject to Section 13.16, the Borrower authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and their Affiliates that has been delivered to such Lender by or on behalf of the Borrower and their Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and their Affiliates in connection with such Lender’s credit evaluation of the Borrower and their Affiliates prior to becoming a party to this Agreement.

170

(f)                 The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)                Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Institution providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 13.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(h)                Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings, the Borrower, any Subsidiary or any Parent Entity and (y) Holdings, the Borrower and any Subsidiary or any Parent Entity may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (x) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between Holdings or the Borrower and the Auction Agent or (y) any other purchase through assignment (whether privately negotiated or in the open market); provided that:

171

(i)               any Loans or Commitments acquired by Holdings, the Borrower or any other Subsidiary or any Parent Entity shall be retired and cancelled promptly upon the acquisition thereof (or contributed to the Borrower for prompt retirement or cancellation);

(ii)               [reserved]:

(iii)               [reserved];

(iv)               [reserved]; and

(v)               [reserved].

None of the Borrower, Holdings, any Subsidiary of Holdings nor any Parent Entity shall be required to make any representation that it is not in possession of information which is not publicly available and/or material with respect to Holdings, the Borrower, any Parent Entity and their respective Subsidiaries or their respective securities for purposes of U.S. federal and state securities laws.

(i)                 If any assignment or participation under this Section 13.6 is made to any Disqualified Institution without the Borrower’s prior written consent, then the Borrower may, at its expense, upon notice to the applicable Disqualified Institution and the Administrative Agent, (i) terminate any Commitment of such Disqualified Institution and repay all outstanding Obligations of the Borrower owing to such Disqualified Institution, (ii) purchase any Loans held by such Disqualified Institution by paying the least of (I) the current trading price of the Loans, (II) par and (III) the amount such Person paid to acquire such Loans, plus accrued and unpaid interest thereon and accrued and unpaid fees and other amounts payable to it hereunder) (provided that any Loans repurchased pursuant to this clause (l)(ii) shall immediately be cancelled) and/or (iii) require such Disqualified Institution to assign (in accordance with and subject to the restrictions contained in this Section 9.04) all of its rights, interests and obligations under this Agreement to one or more permitted Assignees and if such Disqualified Institution does not execute and deliver to the Administrative Agent a duly executed Assignment and Acceptance within five (5) Business Days of the date on which the permitted Assignee executes and delivers such Assignment and Acceptance to such Disqualified Institution, then such Disqualified Institution shall be deemed to have executed and delivered such Assignment and Acceptance without any action on its part; provided, that (A) in the case of clauses (i) and (ii), the Borrower shall not be liable to the relevant Disqualified Institution under Section 2.11 if any Eurocurrency Loan owing to such Disqualified Institution is repaid or purchased other than on the last day of the Interest Period relating thereto, (B) in the case of clause (iii), the relevant assignment shall otherwise comply with this Section 13.6 (except that no registration and processing fee required under this Section 13.6 shall be required with any assignment pursuant to this paragraph) and (C) in no event shall such Disqualified Institution be entitled to receive amounts set forth in Section 2.8(c).

13.7           Replacements of Lenders Under Certain Circumstances.

(a)                The Borrower, at its cost and expense (which, for the avoidance of doubt, may be shared with the replacement institution with such institution’s consent), shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender and repay (or cause the Borrower to repay) all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date that (a) requests reimbursement for amounts owing pursuant to Sections 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Specified Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 2.11, 5.4 or 13.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender, or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 13.6(a), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

172

(b)                If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Class of Lenders) shall have granted their consent, then, the Borrower, at its cost and expense (which, for the avoidance of doubt, may be shared with the replacement institution with such institution’s consent), shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender, and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6 (with the Borrower or replacement lender responsible for payment of the registration and processing fee).

(c)                Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8           Adjustments; Set-off.

(a)                Except as contemplated in Section 13.6 or otherwise contemplated by other provisions of this Agreement from time to time (that expressly provide that this Section 13.8 does not apply thereto), if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) the provisions of this clause (a) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, any structuring, consent, arrangement or similar financing fees (whether or not offered ratably to all of the Lenders) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Commitments (or such assignment itself).

173

(b)                After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, subject to the provisions of Section 12.14, each Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly that such right is subject to the provisions of Section 12.14, and to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9           Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10        Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11        Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12        GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13        Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

174

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents governed by New York law to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings, or the Borrower or any other Credit Party in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Credit Parties’ indemnification obligations set forth in Section 13.5.

13.14        Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(ii)               in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;

(iii)               neither the Administrative Agent, any other Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, other Agent or any Lender has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent, other Agent nor any Lender has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

175

(iv)               the Administrative Agent, each other Agent, each Lender and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their Affiliates, and neither the Administrative Agent, any other Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and

(v)               neither the Administrative Agent, any other Agent, any Lender nor any of their respective Affiliates has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Holdings and the Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, any other Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

13.15        WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16        Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 13.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, employees, legal counsel, independent auditors, and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Institution, (h) for purposes of establishing a “due diligence” defense, or (i) to rating agencies in connection with obtaining ratings for the Borrower and the Facilities to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 13.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 13.16). Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than Holdings, its Subsidiaries or their respective Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 13.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents.

176

13.17        Direct Website Communications. Each of Holdings and the Borrower may, at their option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto, (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, Holdings, or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings, or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

177

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a)                Holdings and the Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 13.16.

(b)                THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’ or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.

178

(c)                Each of Holdings and the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings, or the Borrower has indicated contains only publicly available information with respect to Holdings, or the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings, or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, each of Holdings and the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided however that, the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a), (b) and (d).

13.18        USA PATRIOT Act. Each Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19        [Reserved].

13.20        Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21        No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

179

13.22        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. . Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

13.23        Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)                In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Entity with respect to a Supported QFC or any QFC Credit Support.

180

(b)                As used in this Section 9.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i)                 a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)               a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)             a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

181

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SKILLSOFT FINANCE I, INC., as Holdings

By:
/s/ Ryan Murray
Name: Ryan Murray
Title: Vice President & Treasurer

SKILLSOFT FINANCE II, INC., as the Borrower

By:
/s/ Ryan Murray
Name: Ryan Murray
Title: Vice President & Treasurer

CITIBANK, N.A., as Administrative Agent

By:
/s/ Michael V. Moore
Name: Michael V. Moore
Title: Director & Vice President

(Signature Page to Credit Agreement)